Exhibit 10.4

EXECUTION VERSION

TCW DL BRIDGE, LLC

as Borrower

REVOLVING CREDIT AGREEMENT

NATIXIS, NEW YORK BRANCH

as Funding Agent and as Committed Lender

September 22, 2014

i

	6.10	Material Adverse Change	41
	6.11	Taxes	41
	6.12	Principal Office	41
	6.13	ERISA Compliance	41
	6.14	Compliance with Law	41
	6.15	Hazardous Substances	42
	6.16	Reserved	42
	6.17	Fiscal Year	42
	6.18	Investment Company Act	42
	6.19	Margin Stock	42
	6.20	Foreign Asset Control Laws	42
	6.21	OFAC	42

7.	AFFIRMATIVE COVENANTS		42
	7.01	Financial Statements, Reports and Notices	42
	7.02	Payment of Taxes	43
	7.03	Maintenance of Existence and Rights	44
	7.04	Notice of Default	44
	7.05	Other Notices	44
	7.06	Compliance with Loan Documents and Operating Agreement	44
	7.07	Books and Records; Access	44
	7.08	Compliance with Law	44
	7.09	Insurance	45
	7.10	Authorizations and Approvals	45
	7.11	Maintenance of Liens	45
	7.12	Further Assurances	45
	7.13	Investor Financial and Rating Information	45

8.	NEGATIVE COVENANTS		45
	8.01	Mergers; Dissolution	45
	8.02	Negative Pledge	45
	8.03	Fiscal Year and Accounting Method	45
	8.04	Constituent Documents	46
	8.05	Transfer by, or Admission of, Investors	46
	8.06	Capital Commitments	46
	8.07	ERISA Compliance	47
	8.08	Environmental Matters	47
	8.09	Limitations on Dividends and Distributions	47
	8.10	Limitation on Debt	47
	8.11	Sanctions	47
	8.12	Limitation on Activity	47

9.	EVENTS OF DEFAULT		47
	9.01	Events of Default	47
	9.02	Remedies Upon Event of Default	49
	9.03	Performance by Funding Agent	49
	9.04	Application of Funds	49

10. FUNDING AGENT			50
	10.01	Appointment and Authority	50
	10.02	Exculpatory Provisions	50
	10.03	Reliance by Funding Agent or Lender	51
	10.04	Delegation of Duties	51

	10.05	Non-Reliance on Agents and Lenders	51

11.	MISCELLANEOUS		52
	11.01	Amendments	52
	11.02	Right of Setoff	52
	11.03	Payments Set Aside	52
	11.04	No Waiver; Cumulative Remedies; Enforcement	52
	11.05	Expenses; Indemnity; Damage Waiver	53
	11.06	Notice	54
	11.07	Governing Law	56
	11.08	Waiver of Jury Trial	57
	11.09	Invalid Provisions	57
	11.10	Successors and Assigns	57
	11.11	Assignment to Committed Lenders	60
	11.12	Replacement of Funding Party or Lender Group	62
	11.13	Maximum Rate	62
	11.14	Headings	63
	11.15	Survival of Representations and Warranties	63
	11.16	Limited Liability of Investors	63
	11.17	Confidentiality	63
	11.18	USA Patriot Act Notice	64
	11.19	No Advisory or Fiduciary Responsibility	64
	11.20	No Bankruptcy Petition Against Conduit Lender	65
	11.21	No Recourse Against Conduit Lender	65
	11.22	Excess Funds	65
	11.23	Electronic Execution of Assignments and Certain Other Documents	65
	11.24	Counterparts; Integration; Effectiveness	66
	11.25	Entire Agreement	66

SCHEDULES

SCHEDULE 1	Commitments
SCHEDULE 2.01	Reserved
SCHEDULE 11.06	Addresses

EXHIBITS

EXHIBIT A:	Schedule of Investors
EXHIBIT B:	Revolving Credit Note
EXHIBIT C:	Loan Notice
EXHIBIT D:	Reserved
EXHIBIT E:	Security Agreement
EXHIBIT F:	Acknowledgment and Undertaking Agreement
EXHIBIT G:	Reserved
EXHIBIT H:	Reserved
EXHIBIT I:	Reserved
EXHIBIT J:	Compliance Certificate
EXHIBIT K:	Borrowing Base Certificate
EXHIBIT L:	Reserved
EXHIBIT M:	Reserved

EXHIBIT N:	Reserved
EXHIBIT O:	Reserved
EXHIBIT P:	U.S. Tax Compliance Certificates

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (together with all amendments and modifications hereof and supplements and attachments hereto, this “Credit Agreement”) is dated as of September 22, 2014 by and among TCW DL BRIDGE, LLC, a Delaware limited liability company (“Borrower”), and NATIXIS, NEW YORK BRANCH (in its individual capacity, “Natixis”), as Funding Agent and Committed Lender.

Borrower has requested that Lenders make loans to the Borrower for the principal purposes of providing working capital to the Borrower; financing the costs and other expenses to be incurred by the Borrower in connection with making investments permitted under the Governing Document; and financing the costs of other undertakings by Borrower permitted under the Governing Document; Lenders are willing to lend funds upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. DEFINITIONS.

1.01 Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1 or in the Section or recital referred to in the definition thereof:

“Acknowledgment and Undertaking Agreement” means that certain Acknowledgment and Undertaking Agreement executed and delivered by Fund and Borrower in accordance with the terms hereof, as the same may be amended, restated, modified and supplemented from time to time, substantially in the form of Exhibit F.

“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Administrator” means, with respect to any Conduit Lender, the Person designated by such Conduit Lender as its “Administrator”.

“Affected Funding Party” is defined in Section 11.12.

“Affiliate” of any Person means a specified Person that, directly or indirectly, Controls or is Controlled By, or is Under Common Control With, such Person.

“Aggregate Concentration Limit” means the aggregate amount of Unfunded Commitment in excess of the concentration limits set forth below, calculated for each Investor classification as a percentage of the aggregate Unfunded Commitments of all Included Investors and Designated Investors:

Investor Classification	Concentration Limit
Designated Investors	30%

provided, that, for purposes of calculating the above Aggregate Concentration Limit for any Investor, each Investor and its investing affiliates shall be treated as a single Investor.

“Applicable Margin” means, with respect to interest rate spreads, the Applicable Margin set forth in the table below that corresponds to the applicable Type of Loan:

Applicable Margin
Base Rate Loan	2.50%
Eurodollar Rate Loan	1.50%
Floating LIBOR Rate Loan	1.50%
CP Rate Loan	1.50%

“Applicable Percentage” means (i) with respect to a Committed Lender, the product of its Committed Lender Percentage and its Lender Group’s Lender Group Percentage; (ii) with respect to a Lender Group, its Lender Group Percentage; and (iii) with respect to a Conduit Lender, its Conduit Lender Percentage.

“Applicable Requirement” means, for any Included Investor that is (or whose Credit Provider, if applicable, is): (a) a Bank Holding Company, Adequately Capitalized status or better and a Rating of BBB-/Baa3 or higher; (b) an insurance company, a Rating by a.m. Best Company of A- or higher and a Rating of BBB-/Baa3 or higher; (c) an ERISA Investor, or the trustee or nominee of an ERISA Investor, in addition to the Sponsor’s Rating of BBB-/Baa3 or higher, a minimum Funding Ratio for the pension fund based on the Rating of the Sponsor of the pension fund as follows:

Sponsor Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB-/Baa3	90%

(d) a Governmental Plan Investor, or the Responsible Party with respect to such Governmental Plan Investor, in addition to the Responsible Party’s Rating of BBB-/Baa3 or higher, a minimum Funding Ratio for the pension fund based on the Rating of the Responsible Party as follows:

Responsible Party Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB-/Baa3	90%

and (e) otherwise a Rated Included Investor, a Rating of BBB-/Baa3 or higher.

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the Ratings are not equivalent, the Applicable Requirement shall be based on the lowest of the Ratings. If any Person has only one Rating, then that Rating shall apply.

“Assignment Amount” means, with respect to Committed Lender at the time of any assignment pursuant to Section 11.11 by Conduit Lender, an amount equal to the least of: (a) Committed Lender’s Committed Lender Percentage of the Obligations requested by Conduit Lender to be assigned at such time; (b) Committed Lender’s unused Commitment (minus the unrecovered principal amount of Committed Lender’s investments in such Obligations pursuant to the Liquidity Agreement to which it is a party); and (c) in the case of an assignment on or after the Conduit Investment Termination Date for Conduit Lender, Committed Lender’s pro rata share of the applicable Conduit Lender Percentage of the Lender Group Percentage of the Principal Obligation.

“Attorney Costs” means and includes all documented out-of-pocket fees and disbursements of a single law firm or any local or special counsel retained for Funding Agent and Lenders.

“Attributable Indebtedness” means, on any date: (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Available Commitment” means, at any time, (i) the lesser of: (a) the Maximum Commitment at such time; or (b) the Borrowing Base.

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended, or a non-bank subsidiary of such bank holding company.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of: (a) the Federal Funds Rate for such day plus  1⁄2 of one percent (0.50%); (b) the Prime Rate for such day; or (c) the Floating LIBOR Rate for a term of one month commencing that day plus 100 basis points (1.00%).

“Base Rate Loan” means a Loan that bears interest based on the Base Rate (other than a Floating LIBOR Rate Loan as selected by Borrower pursuant to Section 2.02).

“Basel III” means the global regulatory standards on bank capital adequacy and liquidity referred to by the Basel Committee on Banking Supervision as “Basel III” or the “Basel III Framework” published in December 2010 together with any further guidance or standards in relation to “Basel III” or the “Basel III Framework” published or to be published by the Basel Committee.

“Borrower” is defined in the preamble hereto.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans when such disbursement increases the outstanding principal amount of the Loans.

“Borrowing Base” means the sum of: (a) ninety percent (90%) of the aggregate Eligible Included Unfunded Commitments of the Included Investors at such time; plus (b) sixty percent (60%) the aggregate Eligible Designated Unfunded Commitments of the Designated Investors at such time.

“Borrowing Base Certificate” means a certificate of the chief financial officer, chief operating officer, principal accounting officer, president, vice president, treasurer, controller or other officer with a market equivalent title of the Borrower setting forth the calculation of the Borrowing Base (based on the most recent information available to Borrower) in the form of Exhibit K attached hereto; provided, however, if otherwise agreed by the Funding Agent, such calculation shall be provided in “Excel” format in a form reasonably acceptable to the Funding Agent and containing the information as set forth in Exhibit K.

“Borrowing Base Deficit” means, at any time of determination, the amount (if any) by which the aggregate Principal Obligation is in excess of the Borrowing Base.

“Borrowing Base Investors” means each Included Investor and each Designated Investor.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Funding Agent’s Office is located and, if such day relates to any Loans bearing interest at the Eurodollar Rate or the Floating LIBOR Rate, means a London Business Day.

“Capital Call” means a call upon all or any of the Investors for payment of all or any portion of their Unfunded Commitments.

“Capital Call Notice” means any notice sent to an Investor for the purpose of making a Capital Call.

“Capital Commitment” means, for any Investor, its “Commitment” as defined in the Operating Agreement.

“Capital Contribution” means, for any Investor, any contribution of capital made to Fund in response to a Capital Call Notice or deemed contributed pursuant to the Operating Agreement.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means The TCW Group, Inc. and Affiliates shall cease to (i) Control the Borrower or (ii) be the investment advisor of the Fund.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 5.01 are satisfied or waived.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all assets of the Borrower, including without limitation all right, title and interest in and to the Loan Sale Agreements.

“Collateral Documents” means the security agreements, financing statements, assignments, and other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant, perfect and continue a security interest in the Collateral for the Obligations, including, without limitation, the Security Agreement and any documents or instruments amending or supplementing the same.

“Commercial Paper” means, on any day, either (i) the promissory notes of Conduit Lender issued by Conduit Lender in the commercial paper market or (ii) the promissory notes issued in the commercial paper market by a multi-seller commercial paper conduit the proceeds of which are loaned to Conduit Lender that are allocated, in whole or in part, by Conduit Lender to fund or maintain its Principal Obligation hereunder.

“Commitment” means, with respect to Committed Lender, its obligation to make Loans to Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite Committed Lender’s name on Schedule 1.01 attached hereto under the heading “Commitment”.

“Committed Lender Percentage” means, with respect to Committed Lender on any day, the percentage equivalent of a fraction the numerator of which is Committed Lender’s Commitment at such time and the denominator of which is the Lender Group Limit for Committed Lender’s Lender Group.

“Committed Lenders” means: (a) Natixis, New York Branch and (b) any other Person that shall become a party to this Credit Agreement as a Committed Lender pursuant to the terms hereof, and any assignees thereof that shall become party hereto pursuant to Section 11.10.

“Compliance Certificate” is defined in Section 7.01(c).

“Concentration Limit” means the Individual Concentration Limit and Aggregate Concentration Limit, as applicable.

“Conduit Assignee” means any multi-seller commercial paper conduit or special purpose entity funded by a multi-seller commercial paper conduit which is, in either case, administered by the Funding Agent for any existing Lender Group or an Affiliate thereof.

“Conduit Investment Termination Date” means, with respect to Conduit Lender, the date of the delivery by Conduit Lender to Borrower of written notice that Conduit Lender elects, in its sole discretion, not to make any further Loans hereunder.

“Conduit Lender” means: (a) N/A; and (b) any other Person that shall become a party to this Credit Agreement as a Conduit Lender pursuant to the terms hereof, and any assignees thereof that shall become party hereto pursuant to Section 11.10.

“Conduit Lender Percentage” means, with respect to any Conduit Lender, at any time, one hundred percent (100%), minus the percentage share of Principal Obligation held by the Committed Lenders and any other Conduit Lenders in such Conduit Lender’s Lender Group at such time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any entity, its constituent or organizational documents, including: (a) in the case of any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time; (b) in the case of any limited liability company, its articles or certificate of formation and its operating agreement or limited liability company agreement; and (c) in the case of a corporation, its certificate or articles of incorporation and its bylaws.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or partnership interests, or of the ability to exercise voting power by contract or otherwise.

“CP Rate” means, for Conduit Lender and any Interest Period for any Loan at the CP Rate, the per annum rate equivalent to the rate (or, if more than one rate, the weighted average of the rates) applicable to the Commercial Paper issued by Conduit Lender or its Related Commercial Paper Issuer and allocated, in whole or in part, to fund Loans hereunder, which Commercial Paper may be sold by any placement agent or commercial paper dealer selected by Conduit Lender, and which rate shall incorporate (i) applicable commercial paper dealer and placement agent fees and commissions and (ii) other funding costs (excluding costs associated with Conduit Lender’s liquidity fundings) of Conduit Lender relating to the Transactions, such as the costs of funding odd lots or small dollar amounts; provided that if the rate (or rates) as agreed between any such agent or dealer and Conduit Lender is a discount rate, then the CP Rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from Conduit Lender’s converting such discount rate (or rates) to an interest-bearing equivalent rate per annum.

“CP Rate Loan” means a Loan that bears interest based on a CP Rate (or, in the case of a Loan funded by Conduit Lender through its Liquidity Provider, at the rate specified in Section 2.05(a)).

“Credit Agreement” is defined in the preamble hereto.

“Credit Extension” means a Borrowing (including any conversion or continuation of any Borrowing).

“Credit Provider” means a Person providing a guaranty or other similar agreement, in form and substance reasonably acceptable to Funding Agent, of the obligations of an Included Investor to make Capital Contributions to Borrower, or, under the applicable Investor Letter, to Funding Agent for the benefit of the Lenders.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Default Rate” means on any day the lesser of: (a) (i) in the case of principal of any Loan, two percent (2.0%) plus the rate otherwise applicable to such Loan as provided in Section 2.05(a), or (ii) in the case of any fee or other amount, two percent (2.0%) plus the rate applicable to Base Rate Loans as provided in Section 2.05(a); or (b) the Maximum Rate.

“Defaulting Investor” is defined in the definition of “Exclusion Event” herein.

“Designated Investor” means any Investor: (a) designated by the Lenders (in their sole discretion) as a Designated Investor; and (b) as to which Borrower has delivered to Funding Agent the information and documents required under Section 5.01(a)(ix) or 8.05(c), as applicable, each as evidenced in a writing executed by Funding Agent; provided that a Defaulting Investor shall no longer be a Designated Investor until such time as all Exclusion Events affecting such Investor have been cured and such Investor shall have been approved as a Designated Investor in the sole and absolute discretion of Funding Agent and the Committed Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Dollars” and the sign “$” mean lawful currency of the United States of America.

“Eligible Assignee” means any Person approved by Funding Agent (such approval not to be unreasonably withheld or delayed by Funding Agent) and, unless an Event of Default exists at the time any assignment is effected in accordance with Section 11.10, Borrower (such approval not to be unreasonably withheld or delayed by Borrower); provided, however, that none of Fund, Borrower nor any Affiliate thereof shall qualify as an Eligible Assignee; provided, further, that each assignment shall be subject to such Person being a Qualified Purchaser.

“Eligible Designated Unfunded Commitments” means, with respect to Designated Investors, the aggregate amount that is equal to the Unfunded Commitments of each Designated Investor; provided, however, that in connection with each determination of the Borrowing Base, (i) first, the Eligible Designated Unfunded Commitment of each Designated Investor (and, accordingly, the Borrowing Base) shall be reduced to the extent necessary, if any, so that the Eligible Designated Unfunded Commitment of such Designated Investor does not exceed the Individual Concentration Limit; and (ii) second, the aggregate Eligible Designated Unfunded Commitments of all Designated Investors (and, accordingly, the Borrowing Base) shall be reduced to the extent necessary, if any, so that the aggregate Eligible Designated Unfunded Commitments of all Designated Investors do not exceed the Aggregate Concentration Limit.

“Eligible Included Unfunded Commitments” means, with respect to Included Investors, the aggregate amount that is equal to the Unfunded Commitments of each Included Investor.

“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to Borrower by any Person with regard to air emissions, water discharges, Releases, or disposal of any Hazardous Material, noise emissions or any other environmental, health or safety matter affecting Borrower or any of Borrower’s Properties.

“Environmental Laws” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other federal, state and local laws, ordinances, regulations or policies relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or Release or recovery of on-site or off-site Hazardous Materials, as each of the foregoing may be amended from time to time, applicable to Borrower; and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes.

“Environmental Liability” means any written claim, demand, obligation, cause of action, accusation or allegation, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, clean-up, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under any Environmental Law or resulting from any common law cause of action asserted by any Person.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) any “plan” defined in and subject to Section 4975 of the Code, or (c) a partnership or commingled account of a fund, or any other entity, whose assets include or are deemed to include the assets of one or more such employee benefit plans or plans in accordance with the Plan Assets Regulations or otherwise.

“Eurodollar Rate” means

(i) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate if LIBOR is no longer available, which rate is approved by the Funding Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Funding Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(ii) for any interest calculation with respect to a Base Rate Loan on any date, the Floating LIBOR Rate;

provided that to the extent a comparable or successor rate is approved by the Funding Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Funding Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Funding Agent.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (i) of the definition of “Eurodollar Rate.”

“Event of Default” is defined in Section 9.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case: (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which: (i) such Lender acquires such interest in the Loan or Commitment; or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.01(a)(ii) or Section 4.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 4.01(e); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exclusion Event” means the occurrence, with respect to any Borrowing Base Investor or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Borrowing Base Investor (such Investor hereinafter referred to as a “Defaulting Investor”), of any of the following events:

(a) (i) such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (F) take any personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing; or (ii) the commencement of any proceeding under any Debtor Relief Laws relating to such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) or all or any material part of its respective property is instituted without the consent of such Person; or an order, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s (or its Sponsor’s, Responsible Party’s or Credit Provider’s, as applicable) reorganization or liquidation, or appointing a receiver, custodian, trustee, intervenor, liquidator, administrator or similar entity, of such Person or of all or substantially all of its assets; or

(b) such Investor shall fail to make a contribution to the capital of Fund when required pursuant to a Capital Call Notice, subject to any applicable notice or cure periods, or shall otherwise be in material default under its Subscription Agreement or Operating Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that: (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Funding Agent on such day on such transactions as determined by Funding Agent.

“Floating LIBOR Rate” means, on any date the same is to be determined, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day.

“Floating LIBOR Rate Loan” means a Loan that bears interest based on the Floating LIBOR Rate (as selected by Borrower pursuant to Section 2.02).

“Foreign Recipient” means: (a) if Borrower is a U.S. Person, a Recipient that is not a U.S. Person; and (b) if Borrower is not a U.S. Person, a Recipient that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means TCW Direct Lending LLC, a Delaware limited liability company.

“Fund Capital Commitment Rights” means the Capital Calls, Capital Commitments, and Capital Contributions, including, without limitation, any rights to make Capital Calls, receive payment of Capital Commitments and enforce the payment thereof or any guarantees thereof now existing or hereafter arising.

“Fund Default” means any of the following: (a) Fund incurs any Indebtedness (other than the obligations under the Loan Sale Agreements), or (b) Fund creates or suffers to exist any Lien upon the Fund Capital Commitment Rights.

“Funding Agent” means: (a) Natixis, New York Branch, and (b) any other Person that shall become a party to this Credit Agreement as a Funding Agent pursuant to the terms hereof, and any assignees thereof that shall become party hereto pursuant to Section 11.10.

“Funding Agent’s Office” means Administrative Agent’s address as set forth in Schedule 11.06, or such other address or, as appropriate, account as Funding Agent may from time to time notify Borrower and the Lenders.

“Funding Party” means any Lender or Liquidity Provider.

“Funding Ratio” means: (a) for a Governmental Plan Investor, the actuarial present value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor; (i) the fair market value of the plan’s assets as defined under Section 430(g)(3) of the Code, unreduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code; over (ii) the plan’s funding target, as defined under Section 430(d) of the Code, without regard to the special at-risk rules of Section 430(i) of the Code, with each value as reported on the most recently filed Schedule SB to the Form 5500 by such plan with the United States Department of Labor.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of Borrower, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Governing Document” means that certain Limited Liability Company Agreement of Borrower dated as of September 4, 2014, as it may be amended, restated or supplemented from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent: (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor; (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness; or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.

“Impacted Loans” is defined in Section 4.03.

“Included Investor” means an Investor: (a)(i) that has, or that has a Credit Provider that has, met the Applicable Requirement for an Included Investor and that has been approved by Funding Agent; or (ii) that has been so designated by Funding Agent and Committed Lender (each in its sole discretion) as an Included Investor; and (b) as to which the Borrower has delivered to Funding Agent the information and documents required under Section 5.01(a)(ix) or 8.05(c), as applicable, each as evidenced in a writing executed by Funding Agent; provided that a Defaulting Investor shall no longer be an Included Investor until such time as all Exclusion Events affecting such Investor have been cured and such Investor shall have been approved as an Included Investor in the sole and absolute discretion of Funding Agent and Committed Lender.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c) all net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business;

(e) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capital Leases and Synthetic Lease Obligations; and

(g) all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means: (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 11.05(b).

“Individual Concentration Limit” means the aggregate amount of Unfunded Commitment in excess of the concentration limits set forth below, calculated for each Investor classification as a percentage of the aggregate Unfunded Commitments of all Included Investors and Designated Investors:

Investor Classification	Concentration Limit
Designated Investors	3.5%

provided, that, for purposes of calculating the above Individual Concentration Limit for any Investor, each Investor and its investing affiliates shall be treated as a single Investor.

“Information” is defined in Section 11.17.

“Interest Option” means each of the Eurodollar Rate and the Base Rate.

“Interest Period” means (a) with respect to any CP Rate Loan, (i) if the Related Commercial Paper is issued on a pool funded basis, a calendar month (or, in the case of the first Interest Period, the period from and including the date of the first advance hereunder to and including the last day of the calendar month in which such date occurs) and (ii) if the Related Commercial Paper is issued on a match-funded basis, the period of time allocated by the applicable Funding Agent to such Loan in its reasonable discretion; and (b) with respect to any Eurodollar Rate Loan, a period commencing: (i) on the Borrowing date of such Eurodollar Rate Loan; or (ii) on the termination date of the immediately preceding Interest Period in the case of a continuation of a Eurodollar Rate Loan to a successive Interest Period as described in Section 2.02, and ending one week, one month, two months, three months or (subject to availability from all Lenders) six months thereafter, each as Borrower shall elect in accordance with Section 2.02; provided, however, that with respect to clauses (a) and (b) above: (A) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (A) above, end on the last Business Day of a calendar month; and (C) if the Interest Period would otherwise end after the Stated Maturity Date, such Interest Period shall end on the Stated Maturity Date.

“Investor” means a Member of Fund.

“IRS” means the United States Internal Revenue Service.

“KYC Compliance” is defined in Section 6.20.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender Group” means the Natixis Lender Group consisting of Natixis, New York Branch, as Funding Agent, and Natixis, New York Branch, as Committed Lender. For avoidance of doubt, there is no Conduit Lender in the Natixis Lender Group.

“Lender Group Limit” means, for Lender Group, the sum of the Commitments of the Committed Lender in Lender Group.

“Lender Group Percentage” means 100%.

“Lenders” means the Conduit Lender and the Committed Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an affiliate of such Lender) described as such in such Lender’s administrative questionnaire delivered to Funding Agent, or such other office or offices as a Lender may from time to time notify Borrower and Funding Agent.

“LIBOR” is defined in the definition of Eurodollar Rate.

“LIBOR Rate” means the Eurodollar Rate or the Floating LIBOR Rate.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under common law, any statute or other law, contract, or otherwise.

“Liquidity Agreement” means, with respect to Conduit Lender, any agreement entered into by Conduit Lender’s Liquidity Provider providing for (i) the issuance of one or more letters of credit for the account of Conduit Lender (or its Related Commercial Paper Issuer), (ii) the issuance of one or more surety bonds for drawings under which Conduit Lender (or its Related Commercial Paper Issuer) is obligated to reimburse such Liquidity Provider, (iii) the sale by Conduit Lender (or its Related Commercial Paper Issuer) to such Liquidity Provider of its interests hereunder (or portions thereof or participations therein) or (iv) the making of loans or other extensions of credit to Conduit Lender (or its Related Commercial Paper Issuer) in connection with Related Commercial Paper, together with any letter of credit, surety bond or other instrument issued thereunder.

“Liquidity Event” means, with respect to Conduit Lender, the occurrence of any one or more of the following events: (a) the inability of Conduit Lender to fund any Loan by issuing, directly or indirectly, Commercial Paper, either at a commercially reasonable rate or rates or otherwise, as a result of any materially adverse circumstances or conditions in the domestic or foreign capital markets generally or Commercial Paper markets in particular, any outbreak or escalation or war or other hostilities or any other national or international calamity or crisis the effect of which, in the sole and absolute determination of its Administrator made in good faith, is to cause such a disruption as to make it impracticable to sell or enforce contracts for the sale of its Commercial Paper; (b) unless its Administrator elects otherwise, the date of termination of the commitment of any Liquidity Provider to Conduit Lender under a Liquidity Agreement; (c) the Commercial Paper of Conduit Lender shall not be rated at least “A-2” by S&P and at least “P-2” by Moody’s; or (d) the later of (i) the date its Administrator ceases to be the Administrator for Conduit Lender and neither the Administrator nor any of its affiliates shall administer any other asset-backed commercial paper conduit, and (ii) the 90th day following the date its Administrator shall have publicly announced or otherwise notified the Borrower that, at such time as is specified in the related notice or announcement, it shall cease to be the Administrator for Conduit Lender and neither such Administrator nor any of its Affiliates shall administer any other asset-backed commercial paper conduit.

“Liquidity Provider” means, with respect to Conduit Lender, Funding Agent, Committed Lender, or such other Person as is consented to in writing by the Funding Agent and the Borrower (such consent not to be unreasonably withheld) which shall, pursuant to a Liquidity Agreement, now or hereafter extend credit or commit to extend credit to or for the account of, or to make purchases from, Conduit Lender or its Related Commercial Paper Issuer or issue a letter of credit, surety bond or other instrument, in each case to support any obligations arising under or in connection with Conduit Lender’s (or such Related Commercial Paper Issuer’s) commercial paper program.

“Loan” means a Loan made pursuant to Section 2.02, including, without limitation, any Base Rate Loan, Eurodollar Rate Loan, Floating LIBOR Rate Loan or CP Rate Loan made pursuant thereto.

“Loan Date” is defined in Section 2.02(a).

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, the Acknowledgment and Undertaking Agreement and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.

“Loan Notice” means any request for a Loan substantially in the form of Exhibit C attached hereto, containing the information specified therein, executed and delivered by Borrower.

“Loan Sale Agreements” means those certain Loan Sale Agreements entered from time to time between Fund and Borrower whereby Fund irrevocably agrees to purchase from Borrower certain loan assets at an agreed price and agreed time, as each of the same may be amended, restated, modified or supplemented from time to time.

“London Business Day” means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” is defined in Regulation U.

“Material Adverse Effect” means: (a) a material adverse effect upon, the operations, business, or financial condition of Borrower and its Subsidiaries taken as a whole or Fund and its Subsidiaries taken as a whole; (b) a material impairment of the ability of Fund or Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Fund or Borrower of any Loan Document to which it is a party.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which Funding Agent declares the Obligations, or the Obligations become, due and payable after the occurrence of an Event of Default; or (c) the date upon which Borrower terminates the Commitments pursuant to Section 3.06 or otherwise.

“Maximum Commitment” means an amount equal to $200,000,000, as the same may be reduced by Borrower pursuant to Section 3.06.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

“Member” shall mean “Member” as defined in the Operating Agreement.

“Membership Interest” of any Investor means the units of such Investor in Fund under the Operating Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means any employee benefit plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Natixis” is defined in the preamble to this Credit Agreement.

“Notes” means the promissory notes provided for in Section 3.01(b), and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified; and “Note” means any one of the Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of Borrower to any of the Secured Parties, and all renewals and extensions thereof, or any part thereof (including, without limitation, Loans), arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes, and all interest accruing thereon, and attorneys’ fees (as provided herein) incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of Borrower to any of the Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Fund dated as of September 19, 2014, including, without limitation, any Side Letters, as it may have been or may be amended, restated or supplemented from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patriot Act” is defined in Section 11.18.

“Pending Capital Call” means any Capital Call that has been made upon the Investors and that has not yet been funded by the applicable Investor, but with respect to which such Investor is not in default.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” means:

(i) Liens created pursuant to any Loan Document;

(ii) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s, suppliers’ or other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue for a period of more than thirty (30) days or that are being contested in good faith; and

(iii) Liens in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, non-profit corporation, partnership, limited liability company, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any Pension Plan or any retirement medical plan, each as established or maintained for employees of Borrower or any ERISA Affiliate, or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan Assets” means “plan assets” within the meaning of the Plan Assets Regulation or otherwise.

“Plan Assets Regulation” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Potential Default” means any condition, act, or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prime Rate” means, on any day, the rate of interest in effect for such day which is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). Any change in Base Rate will become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If The Wall Street Journal no longer reports the Prime Rate, or if such Prime Rate no longer exists, or Funding Agent determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, Funding Agent may select a reasonably comparable index or source to use as the basis for the Base Rate.

“Principal Obligation” means the aggregate outstanding principal amount of the Loans.

“Property” means any real property, improvements thereon and any leasehold or similar interest in real property which is owned, directly or indirectly, by Borrower, or secures any investment of Borrower.

“Qualified Purchaser” means “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act and the rules promulgated thereunder.

“Rated Included Investor” means any Investor that has a Rating meeting the relevant minimum requirement included in the definition of “Applicable Requirement” (or that has a Credit Provider, Sponsor, or Responsible Party that has such a Rating).

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating (for a governmental entity), or revenue bond rating (for an educational institution)) from either of S&P or Moody’s.

“Recipient” means Funding Agent, any Lender, any Agent, any Liquidity Provider or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder.

“Register” is defined in Section 11.10(b).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve or margin requirements, applicable to member banks of the Federal Reserve System.

“Related Commercial Paper” means, with respect to Conduit Lender, at any time of determination, Commercial Paper of Conduit Lender or its Related Commercial Paper Issuer the proceeds of which are then allocated by the administrator of Conduit Lender or its Related Commercial Paper Issuer as the source of funding the acquisition or maintenance of Conduit Lender’s Principal Obligation hereunder.

“Related Commercial Paper Issuer” means a multi-seller commercial paper conduit that issues Commercial Paper the proceeds of which are loaned to Conduit Lender as the source of funding the acquisition or maintenance of its Principal Obligation hereunder.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any Property, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater, of any Property.

“Repayment Percentage” means, with respect to any Lender, (a) with respect to any Borrowing, the percentage equivalent of a fraction the numerator of which is such Lender’s applicable Principal Obligation of such Borrowing and the denominator of which is the aggregate Principal Obligation of such Borrowing; and (b) with respect to any other Obligation, the percentage equivalent of a fraction the numerator of which is such Lender’s Principal Obligation and the denominator of which is the aggregate Principal Obligation.

“Request for Credit Extension” means, with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice.

“Responsible Officer” means: (a) in the case of a corporation, its chief executive officer, president, chief financial officer, senior vice president, any vice president or treasurer, and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be a secretary or assistant secretary; (b) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner; (c) in the case of a limited liability company, any officer of such limited liability company or the Responsible Officer of the managing member, acting on behalf of such managing member in its capacity as managing member; and (d) and, solely for purposes of notices given pursuant to Section 3, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Funding Agent.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state or political subdivision under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state or political subdivision as applicable; and (b) otherwise, the Governmental Plan Investor itself.

“Returned Capital” means, for any Investor, any part of any Capital Contribution that is redistributed to such Investor and is, in accordance with the terms of the Operating Agreement, added back to such Investor’s Unfunded Commitment; in each case which amount has been set forth as “Returned Capital” on a certificate of Borrower delivered to Funding Agent setting forth the Unfunded Commitments of the Investors (and certifying that such Returned Capital has been added back to the applicable Investor’s Unfunded Commitment) and confirming the amount of the applicable Investors’ Unfunded Commitment after giving effect to the Returned Capital. The effective date on which an Investor’s Unfunded Commitment increases for purposes of the Borrowing Base shall be the date on which the certification, duly completed and executed by Borrower, is delivered to the Funding Agent. Failure of Borrower to deliver such certificate to Funding Agent shall result in the exclusion of such amount from “Returned Capital.”

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw & Hill Companies, Inc. and any successor thereto.

“Sanction(s)” means any international economic sanction administered or enforced by a United States Governmental Authority (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Secured Parties” means, collectively, the Lenders, Agents, Liquidity Providers and Indemnitees.

“Security Agreement” means a security agreement substantially in the form of Exhibit E attached hereto, executed and delivered by Borrower to Funding Agent for the benefit of Secured Parties in accordance with the terms hereof, as each such agreement may be amended, modified, supplemented and/or restated from time to time.

“Side Letter” means any “side letter” (if any) between an Investor and Fund.

“Solvent” means, with respect to any Person, as of any date of determination, that as of such date: (a) the fair value of the assets of such Person and, with respect to the Fund, the aggregate Unfunded Commitments, are greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the fair value of the assets of such Person and, with respect to the Fund, the aggregate Unfunded Commitments, are not less than the amount that will be required to pay the probable liability of the Borrower and Fund on their debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets and, with respect to the Fund, the aggregate Unfunded Commitments, would constitute unreasonably small capital. For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.

“Sponsor” of an ERISA Investor means a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan.

“Stated Maturity Date” means November 14, 2014.

“Subscription Agreement” means a Subscription Agreement executed by an Investor in connection with the subscription for a Membership Interest in Fund.

“Subsequent Investor” is defined in Section 8.05(c).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, including, without limitation, stamp taxes (including mortgage recording taxes), levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or similar liabilities applicable thereto.

“Transactions” means the execution, delivery and performance by Borrower of this Credit Agreement, the Acknowledgment and Undertaking Agreement, the Loan Sale Agreements and the other Loan Documents, the Borrowing of Loans and the use of the proceeds thereof.

“Type of Loan” means a Base Rate Loan, Eurodollar Rate Loan, Floating LIBOR Rate Loan or CP Rate Loan, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.01(e)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state, which governs creation or perfection (and the effect thereof) of security interests in any collateral for the Obligations.

“Unfunded Commitment” means, with respect to any Investor at any time, the Capital Commitment of such Investor, minus the aggregate Capital Contributions made, or deemed made under the Operating Agreement to Fund by such Investor, plus Returned Capital attributed to such Investor, but “Unfunded Commitment” shall not include that portion of an Investor’s Capital Commitment that is, at such time, subject to a Pending Capital Call.

“Withholding Agent” means Borrower and the Funding Agent.

1.02 Other Definitional Provisions.

(a) All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(b) Defined terms used in the singular shall import the plural and vice versa.

(c) The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(d) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(e) The term “including” is by way of example and not limitation.

(f) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

1.03 Times of Day; Rates. Unless otherwise specified in the Loan Documents, time references are to time in New York, New York. Funding Agent does not warrant, nor accept responsibility for, nor shall Funding Agent have any liability with respect to the administration submission or any other matter related to the rates in the definition of LIBOR Rate or with respect to any comparable or successor rate thereto.

1.04 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of Borrower, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lenders shall so request, Funding Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lenders); provided that, until so amended: (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (ii) the Borrower shall provide to Funding Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

2. LOANS.

2.01 Revolving Credit Commitment. Subject to the terms and conditions herein set forth, Committed Lender agrees, on any Business Day during the Availability Period, to make Loans to Borrower at any time and from time to time in an aggregate principal amount up to Committed Lender’s Commitment at any such time; provided, however, that after making any such Loans: (a) Committed Lender’s Principal Obligation would not exceed Committed Lender’s Commitment as of such date (minus any amounts funded in respect of a Loan hereunder (but not used to fund such Loan and accordingly not included in the Principal Obligation) by Committed Lender as a Liquidity Provider under a Liquidity

Agreement); (b) the Principal Obligation of Committed Lender’s Lender Group would not exceed the aggregate the Lender Group Limit of its Lender Group; and (c) the Principal Obligation would not exceed the Available Commitment. Subject to the foregoing limitation, the conditions set forth in Section 5 and the other terms and conditions hereof, Borrower may borrow, repay without penalty or premium (subject to Section 4.05), and re-borrow hereunder, during the Availability Period. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto hereunder would exceed the Maximum Rate in effect with respect to such Loan.

2.02 Borrowing Procedures.

(a) Request for Borrowing. Each Borrowing, each conversion of Eurodollar Rate Loans, Floating LIBOR Rate Loan or Base Rate Loans from one Type of Loan to another, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Funding Agent, which may be given by telephone. Unless otherwise agreed by Funding Agent, each such notice must be received by Funding Agent not later than 11:00 a.m. at least: (i) three (3) Business Days prior to the requested date of any Borrowing other than for a Base Rate Loan; (ii) three (3) Business Days prior to the conversion of Base Rate Loans to another Type of Loan, the conversion of Eurodollar Rate Loans (or Floating LIBOR Rate Loan) to another type of Loan or the continuation of Eurodollar Rate Loans; and (iii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Funding Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Loan Notice (whether telephonic or written) shall specify: (A) whether Borrower is requesting a Borrowing, a conversion of a Eurodollar Rate Loan, Floating LIBOR Rate Loan or Base Rate Loan to another Type of Loan, or a continuation of Eurodollar Rate Loans; (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day, the “Loan Date”); (C) the principal amount of Loans to be borrowed, converted or continued; (D) if any portion of such Borrowing is not to be funded by Conduit Lender through the issuance of Commercial Paper, whether such portion of such Borrowing is to be funded instead as a Base Rate Loan or a Eurodollar Rate Loan (it being understood that if Conduit Lender elects to fund any portion of a Loan through its Liquidity Provider, Funding Agent shall determine whether such portion shall bear interest based on the Eurodollar Rate or the Base Rate for the period prior to the time such portion of such Loan is funded through the issuance of Commercial Paper); (E) the Type of Loans to which any existing Eurodollar Rate Loans, Floating LIBOR Rate Loan or Base Rate Loans are to be converted; (F) with respect to a Eurodollar Rate Loan, the duration of the Interest Period with respect thereto; and (G) to which account the proceeds of such Borrowing, conversion or continuation should be directed. If Borrower fails to give a timely notice requesting a conversion or continuation with respect to a Eurodollar Rate Loan, then the applicable Loans shall be converted to Base Rate Loans, and any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower fails to specify an Interest Period with respect to a Eurodollar Rate Loan, it will be deemed to have specified an Interest Period of one month. For avoidance of doubt, no Base Rate Loan or Floating LIBOR Rate Loan shall have an Interest Period. Each Loan Notice shall be accompanied or preceded by: (A) a Borrowing Base Certificate dated the date of such Loan Notice; and (B) such documents as are required to satisfy any applicable conditions precedent as provided in Section 5, and no Loan Notice shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section 2.02.

(b) Conduit Lender Determination and Committed Lender Commitment. Upon receipt of a Loan Notice, Funding Agent shall request the Conduit Lender (if any) in its Lender

Group to make the Loan, and the Conduit Lender may from time to time during the Availability Period, in its sole discretion, agree or decline to make the Loan. At no time will Conduit Lender have any obligation to fund a Loan. At all times on and after the Conduit Investment Termination Date for Conduit Lender, or if Conduit Lender has failed for whatever reason to fund its portion of a Borrowing in full, all Loans shall be made by the Committed Lenders. At any time when Conduit Lender has rejected a request for Loan (it being understood that if Conduit Lender does not fund any Loan in relation to which all of the conditions precedent set forth in Section 5.02 have been satisfied on the date set forth in the applicable Loan Notice, Conduit Lender shall be deemed to have rejected the request for Loan), Funding Agent shall so notify Committed Lender, and Committed Lender shall make such Loan in accordance with its respective Applicable Percentage. Notwithstanding anything contained in this Section 2.02(b) or elsewhere in this Credit Agreement to the contrary, Committed Lender shall not be obligated to provide Funding Agent or Borrower with funds in connection with a Loan in an amount that would result in Committed Lender’s Principal Obligation exceeding its Commitment then in effect (minus any amounts funded in respect of a Loan hereunder (but not used to fund such Loan and accordingly not included in the Principal Obligation) by Committed Lender as a Liquidity Provider under a Liquidity Agreement), and all Loans funded by Conduit Lender shall be CP Rate Loans.

(c) Loan Notice Irrevocable. Each Loan Notice completed and signed by Borrower in accordance with Section 2.02(a) shall be irrevocable and binding on Borrower, and Borrower shall indemnify each Lender against any loss or expense incurred by such Lender, either directly or indirectly (including, in the case of Conduit Lender, through a Liquidity Agreement), as a result of any failure by Borrower to complete such Borrowing, continuation or conversion including any loss (including loss of profit) or expense reasonably incurred by Funding Agent or any Lender, either directly or indirectly (including, in the case of Conduit Lender, pursuant to a Liquidity Agreement) by reason of the liquidation or reemployment of funds acquired by such Lender (or the applicable Liquidity Provider(s)) (including funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties) in order to fund such Borrowing, continuation or conversion.

(d) Tranches. Notwithstanding anything to the contrary contained herein, Borrower shall not have the right to have more than five (5) Eurodollar Rate Loans in the aggregate outstanding hereunder at any one time during the Availability Period.

(e) Continuations and Conversions of Eurodollar Rate Loans and Automatic Continuation of CP Rate Loans. Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Potential Default, no Base Rate Loans, Floating LIBOR Rate Loan or Eurodollar Rate Loans may be requested as, converted to or, as applicable, continued as Eurodollar Rate Loans without the consent of the Lenders. Any CP Rate Loan shall automatically continue as a CP Rate Loan without any further action of Borrower.

2.03 Minimum Loan Amounts. Each Borrowing of, conversion to or continuation of Loans shall be in a principal amount that is an integral multiple of $100,000 and not less than $1,000,000, and each Borrowing of, conversion to or continuation of Base Rate Loans shall be in an amount that is an integral multiple of $100,000 and not less than $500,000; provided, however, that a Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.

2.04 Funding.

(a) Funding by Committed Lender. Conduit Lender and Committed Lender, as the case may be, shall, in accordance with the terms hereof, on any Loan Date make the proceeds of its Applicable Percentage of each Borrowing available to Funding Agent in Dollars at Funding Agent’s Office for the account of the Borrower no later than 1:00 p.m. on the Loan Date in immediately available funds, and upon fulfillment of all applicable conditions set forth herein, Funding Agent shall promptly deposit such proceeds in immediately available funds in Borrower’s account at Funding Agent specified in the Loan Notice, or, if requested by Borrower in the Loan Notice, shall wire transfer such funds as requested.

(b) Commercial Paper. Conduit Lender confirms that, to the extent permitted by its commercial paper program documentation, it intends to fund all Loans hereunder through the issuance of its Commercial Paper at all times prior to the occurrence of a Liquidity Event, the termination date specified in its Liquidity Agreement, an Event of Default or certain other circumstances occurring in the financial or Commercial Paper markets in general or with respect to the Loan Documents, or Borrower in particular which, in the opinion of Conduit Lender or its Funding Agent or Administrator, make funding the Loans through the issuance of Commercial Paper reasonably inadvisable.

2.05 Interest.

(a) Interest Rate. Subject to the provisions of clause (b) below:

(i) (A) each CP Rate Loan funded by Conduit Lender through the issuance of Commercial Paper shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the CP Rate for such Interest Period plus the Applicable Margin for CP Rate Loans, and (B) each CP Rate Loan funded by Conduit Lender through its Liquidity Provider shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Floating LIBOR Rate plus the Applicable Margin for CP Rate Loans or the Base Rate plus the Applicable Margin for CP Rate Loans, each in accordance with Section 2.02, for each day in such Interest Period prior to the day on which such funding has been refinanced through the issuance of Commercial Paper and at the CP Rate for the remainder of such Interest Period plus the Applicable Margin for CP Rate Loans;

(ii) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Loans in accordance with Section 2.02;

(iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans in accordance with Section 2.02; and

(iv) each Floating LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Floating LIBOR Rate plus the Applicable Margin for Floating LIBOR Rate Loans in accordance with Section 2.02.

(b) Default Rate.

(i) If any amount of principal of the Obligations is not paid when due (without regard to any applicable grace periods), then (in lieu of the interest rate provided in Section 2.05(a) above) such amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(ii) If any amount (other than principal of the Obligations) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lenders (in lieu of the interest rate provided in Section 2.05(a) above), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(iii) Upon the request of Lenders, while any Event of Default exists, then (in lieu of the interest rate provided in Section 2.05(a) above) the principal amount of the Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, from the date of the occurrence of such Event of Default until such Event of Default is cured or is waived.

2.06 Determination of Rate and Billing. Each change in the rate of interest for any Borrowing or any portion thereof shall become effective, without prior notice to Borrower, automatically as of the opening of business of Funding Agent on the date of said change. Funding Agent shall promptly notify Borrower and the Committed Lender of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate and Floating LIBOR Rate by Funding Agent shall be conclusive in the absence of manifest error. The applicable CP Rate for the immediately preceding calendar month shall be determined for Conduit Lender by the Funding Agent and reported, together with a calculation of any accrued interest and fees for such period (but excluding any fee payable pursuant to Section 2.08) payable to Conduit Lender on the Maturity Date, to the Funding Agent and the Borrower by 11:00 a.m. five (5) Business Days prior to the Maturity Date. The Funding Agent will bill the Borrower on behalf of all Lenders with respect to interest on Eurodollar Rate Loans, Base Rate Loans, Floating LIBOR Rate Loans and CP Rate Loans.

2.07 Use of Proceeds. The proceeds of the Loans shall be used solely for the purposes permitted under the Governing Document. None of the Lenders or Funding Agent shall have any liability, obligation, or responsibility whatsoever with respect to Borrower’s use of the proceeds of the Loans, and none of the Lenders or Funding Agent shall be obligated to determine whether or not Borrower’s use of the proceeds of the Loans are for purposes permitted above. Nothing, including, without limitation, any Borrowing, any continuation or conversion thereof in accordance with the terms of this Credit Agreement or acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Funding Agent or any Lender as to whether any investment by Borrower is permitted by the terms of the Governing Document.

2.08 Unused Commitment Fee. In addition to the payments provided for in Section 3, Borrower shall pay to Funding Agent, for the account of Committed Lender, an unused commitment fee which shall accrue at a rate per annum equal to the product of: (i) the average daily difference during the immediately preceding calendar quarter between (A) Committed Lender’s Commitment, and (B) Committed Lender’s Lender Group’s outstanding Principal Obligation during such calendar quarter and (ii) the rate equal to 1.00% per annum. The unused commitment fee shall be payable in arrears on the Maturity Date. Borrower and Committed Lender acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to Committed Lender for committing to make funds available to Borrower as described herein and for no other purposes and shall be due and payable whether or not the conditions precedent in Section 5.02 are satisfied.

2.09 Computation of Interest and Fees. All computations of interest with respect to the Base Rate (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan from and including the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.03, bear interest for one day.

3. PAYMENT OF OBLIGATIONS.

3.01 Notes.

(a) The Borrowings funded by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Funding Agent in the Register in the ordinary course of business. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender (or its Funding Agent, if applicable) and the accounts and records of Funding Agent in respect of such matters, the accounts and records of Funding Agent shall control in the absence of manifest error.

(b) Any Funding Agent, on behalf of any Lender member of its Lender Group, may request that the Loans to be made by such Lender Group to the Borrower shall be evidenced by promissory notes. If so requested, the Borrower shall issue such Notes. Each such Note shall: (a) be payable to the Funding Agent for such Lender Group or such other administrator or trustee for the Lender member of such Lender Group as such Funding Agent may designate (or, if requested by such Funding Agent, to such Funding Agent and its registered assigns); (b) bear interest in accordance with the provisions hereof; (c) be in the form of Exhibit B, attached hereto (with blanks appropriately completed in conformity herewith); and (d) be made by the Borrower. The Borrower agrees, from time to time, upon the request of Funding Agent, to reissue new Notes, in accordance with the terms and in the form heretofore provided, to Committed Lender or Conduit Lender and to any Assignee of such Lender in accordance with Section 11.11, in substitution for the Notes previously issued by the Borrower to the Funding Agent or other party, as appropriate and in accordance herewith for the affected Lender, and such previously issued Notes shall be returned to the Borrower marked “cancelled”.

3.02 Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by Funding Agent, consistent with the provisions of Sections 2.06 and 2.09, notwithstanding whether Borrower received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from Borrower, then such Borrowing shall be considered made at the time of the transmission of the wire, in accordance with the Loan Notice, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by Funding Agent.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligations, including any interest payable on any Loan prepaid pursuant to Section 3.05, shall be due and payable: (i) in arrears on the Maturity Date, (ii) on each other date of any reduction of the Principal Obligation hereunder (other than a voluntary prepayment pursuant to Section 3.05); and (iii) with respect to any obligation of Borrower hereunder on which Borrower is in default shall be due and payable at any time and from time to time following such default upon demand by Funding Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.03 Payments of Obligations.

(a) Maturity Date. The principal amount of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

(b) Payments Generally. All payments of principal of, and interest on, the Obligations under this Credit Agreement by Borrower to or for the account of Lenders, or any of them, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff by Borrower. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Funding Agent, for the account of the respective Lenders in its Lender Group to which such payment is owed, at Funding Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. Funds received after 1:00 p.m. shall be treated for all purposes as having been received by Funding Agent on the first Business Day next following receipt of such funds and any applicable interest or fees shall continue to accrue. Each Lender shall be entitled to receive its applicable share of each payment received by Funding Agent hereunder for the account of Lenders on the Obligations. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Each Funding Agent agrees to use reasonable efforts to apply the amounts received in respect of such repayments to the outstanding Loans of the Lenders members of its Lender Group so as to minimize broken funding payments payable pursuant to Section 4.05.

(c) General Order of Application. Each such repayment shall be applied to repay all outstanding Loans ratably. All payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (a) first, against all costs, expenses and other fees (including Attorney Costs) arising under the terms hereof; (b) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (c) third, against all principal due and owing on the Obligations as of the date of such payment; and (d) fourth, to all other amounts constituting any portion of the Obligations.

3.04 Mandatory Prepayment.

(a) Available Loan Amount. If, on any day, the Principal Obligation exceeds the Available Commitment (including, without limitation, as a result of an Exclusion Event, the application of any Aggregate Concentration Limit or Individual Concentration Limit or any other reduction in the Unfunded Commitment), then Borrower shall pay on demand to Funding Agent, for the benefit of Lenders, an amount sufficient that, after giving effect to such prepayment and any Capital Calls to fund it, the Principal Obligation would no longer exceed the Available Commitment, in immediately available funds, within fifteen (15) Business Days.

(b) Proceeds under Loan Sale Agreement. If, on any Business Day, Borrower receives any proceeds from the sale of any asset under a Loan Sale Agreement, then Borrower shall pay to Funding Agent, for the benefit of Lenders, such proceeds from such sale.

3.05 Voluntary Prepayments. Borrower may, upon notice to Funding Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that such notice must be received by Funding Agent not later than: (A) 11:00 a.m. three (3) Business Days prior to any date of prepayment of any Loans accruing interest at the Eurodollar Rate or the CP Rate; and (B) 11:00 a.m. one (1) Business Days prior to any date of prepayment of any Loans accruing interest at the Base Rate; and (ii) any prepayment of Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment, if applicable, the Type(s) of Loans to be prepaid. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. With respect to any Loan prepaid pursuant to this Section 3.05, all accrued interest thereon shall be paid in accordance with Section 3.02(b) and any additional amounts required pursuant to Section 4 with respect thereto shall be promptly paid following receipt of an accurate and correct invoice for such amounts. Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its applicable Repayment Percentage; provided, however, principal prepayments pursuant to this Section 3.05 shall be first applied to the Principal Obligation of outstanding Repayment Obligations (until such Principal Obligation is paid in full) and second to all other Principal Obligations.

3.06 Reduction or Early Termination of Commitments. Borrower may, upon notice to the Funding Agent, terminate the aggregate Commitments, or from time to time permanently reduce the aggregate Commitments; provided that (i) any such notice shall be received by the Funding Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) Borrower shall not terminate or reduce the aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Principal Obligation would exceed the Available Commitments. The Funding Agent will promptly notify the Committed Lender of any such notice of termination or reduction of the aggregate Commitments. Any reduction of the aggregate Commitments shall be applied to the Commitment of Committed Lender according to its pro rata share thereof. All fees accrued until the effective date of any termination of the aggregate Commitments shall be paid on the effective date of such termination.

3.07 Lending Office. Each Lender may: (a) designate the principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan; and (b) change its Lending Office from time to time by notice to Funding Agent and Borrower. In such event, the Funding Agent for such Lender shall continue to hold the Note, if any, evidencing its Loans for the benefit and account of such branch, subsidiary or Affiliate. Funding Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.06, but for the purposes of this Credit Agreement, Committed Lender shall, regardless of Committed Lender’s actual means of funding, be deemed to have funded its Commitment in accordance with the Interest Option selected from time to time by the Borrower for such Borrowing period.

4. CHANGE IN CIRCUMSTANCES.

4.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any applicable Withholding Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then: (A) the applicable Withholding Agent shall withhold or make such deductions as are determined by the Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below; (B) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions or withholdings of Indemnified Taxes applicable to additional sums payable under this Section 4.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any applicable Withholding Agent shall be required by any applicable Law other than the Code to withhold or deduct any Taxes from any payment, then: (A) the applicable Withholding Agent, as required by such Law, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below; (B) the applicable Withholding Agent, to the extent required by such Law, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions or withholdings of Indemnified Taxes applicable to additional sums payable under this Section 4.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Funding Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Recipient (with a copy to Funding Agent), or by Funding Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error. Borrower shall, and does hereby, indemnify Funding Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Funding Agent as required pursuant to Section 4.01(e)(ii).

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor: (A) the Funding Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Funding Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so); (B) Funding Agent and the Borrower, as applicable, against any Taxes attributable to such Person’s failure to comply with the provisions of Section 11.10(b) relating to the maintenance of a Participant Register; and (C) Funding Agent and the Borrower, as applicable, against any Excluded Taxes attributable to Person, in each case, that are payable or paid by the Funding Agent or Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Funding Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Funding Agent to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Loan Document against any amount due to the Funding Agent under this Section 4.01(c)(ii).

(d) Evidence of Payments. Upon request by Borrower or Funding Agent, as the case may be, after any payment of Taxes by Borrower or by Funding Agent to a Governmental Authority as provided in this Section 4.01, Borrower shall deliver to Funding Agent or Funding Agent shall deliver to Borrower the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Funding Agent, as the case may be.

(e) Status of Recipients; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Funding Agent, at the time or times reasonably requested by Borrower or Funding Agent, such properly completed and executed documentation reasonably requested by Borrower or Funding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Funding Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Funding Agent as will enable Borrower or Funding Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. A Liquidity Provider that is a Foreign Recipient shall not be entitled to the benefits of this Section 4.01 unless Borrower is notified of the Liquidity Agreement and such Liquidity Provider, for the benefit of Borrower, complies with this clause (e). Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.01(e)(ii)(A), 4.01 and 4.01) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to Borrower and Funding Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or Funding Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Recipient shall, to the extent it is legally entitled to do so, deliver to Borrower and Funding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or Funding Agent), whichever of the following is applicable:

(1) in the case of a Foreign Recipient claiming the benefits of an income tax treaty to which the United States is a party: (x) with respect to payments of interest under any Loan Document, executed originals of an appropriate IRS Form W-8BEN (including, if applicable, IRS Form W-8BEN-E) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (y) with respect to any other applicable payments under any Loan Document, an appropriate IRS Form W-8BEN (including, if applicable, IRS Form W-8BEN-E) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code; (x) a certificate substantially in the form of Exhibit P-1 to the effect that such Foreign Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a

“controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Recipient is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (including, if applicable IRS FormW-8BEN-E), a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-2 or Exhibit P-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Recipient is a partnership and one or more direct or indirect partners of such Foreign Recipient are claiming the portfolio interest exemption, such Foreign Recipient may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-4 on behalf of each such direct and indirect partner;

(C) any Foreign Recipient shall, to the extent it is legally entitled to do so, deliver to Borrower and Funding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or Funding Agent), executed an appropriate IRS Form W-8BEN (including, if applicable, IRS Form W-8BEN-E) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or Funding Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to Borrower and Funding Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Funding Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Funding Agent as may be necessary for Borrower and Funding Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(iii) Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 4.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Funding Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Funding Agent have any obligation to file for or otherwise pursue on behalf of a Recipient,

or have any obligation to pay to any Recipient, any refund of Taxes withheld or deducted from funds paid for the account of such Recipient, as the case may be. If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 4.01, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 4.01 with respect to the Taxes giving rise to such refund), of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of such Recipient, agree to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Defined Terms. For purposes of this Section 4.01, the term “Lender” includes any Liquidity Provider and the term “applicable Law” includes FATCA.

(h) Survival. Each party’s obligations under this Section 4.01 shall survive the resignation or replacement of the Funding Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

4.02 Illegality. If any Funding Party determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Funding Party or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon any LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Funding Party to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Funding Party to Borrower through the Funding Agent: (a) any obligation of such Funding Party to make or continue LIBOR Rate Loans making Floating LIBOR Rate Loans or to convert Base Rate Loans to LIBOR Rate Loans (or Floating LIBOR Rate Loans) shall be suspended; and (b) if such notice asserts the illegality of such Funding Party making or maintaining Base Rate Loans for which the interest rate is determined by reference to the Floating LIBOR Rate, the interest rate for Base Rate Loans made by such Funding Party shall, if necessary to avoid such illegality, be determined by Funding Agent without reference to the Floating LIBOR Rate, in each case until such Funding Party notifies its Funding Agent (which promptly notifies Funding Agent and Borrower) that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice: (i) the Borrower shall, upon demand from such Funding Party (with a copy to Funding Agent), convert all LIBOR Rate Loans and Floating LIBOR Rate Loans of such Funding Party to Base Rate Loans (the interest rate for which shall, if necessary to avoid such illegality, be determined by Funding Agent without reference to the Floating LIBOR Rate), either on the last day of the Interest Period therefor (if applicable), if such Funding Party may lawfully continue to maintain such LIBOR Rate Loans to such day, or, if such Funding Party may not lawfully continue to maintain LIBOR Rate Loans, immediately; and (ii) if such notice asserts the illegality of such Funding Party determining or charging interest rates based upon the LIBOR Rate, Funding Agent shall during the period of such suspension compute the Base Rate applicable to such Funding Party without reference to the Floating LIBOR Rate until Funding Agent is advised in writing by such Funding Party that it is no longer illegal for such Funding Party to determine or charge interest rates based upon the Floating LIBOR Rate. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted.

4.03 Inability to Determine Rates. If in connection with any request for a Loan or a conversion to or continuation thereof: (a) Funding Agent determines that: (i) Dollar deposits are not being offered to banks in the applicable offshore interbank market for the applicable amount and Interest Period of such Loan; or (ii) adequate and reasonable means do not exist for determining LIBOR (A) for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or (B) in connection with an existing or proposed Base Rate Loan or Floating LIBOR Rate Loan (in each case, with respect to clause (a) above, “Impacted Loans”); or (b) Funding Agent or the Lenders determine that for any reason the (i) Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or (ii) the Floating LIBOR Rate with respect to a proposed Floating LIBOR Rate Loan, does not adequately and fairly reflect the cost to such Funding Parties of funding such Loan; Funding Agent will promptly so notify Borrower and each Funding Party. Thereafter: (x) the obligation of the Funding Parties, as applicable, to make or maintain Eurodollar Rate Loans or Floating LIBOR Rate Loan shall be suspended (to the extent of the affected Eurodollar Rate Loans, Floating LIBOR Rate Loans or Interest Periods); and (y) in the event of a determination described in the preceding sentence with respect to the Floating LIBOR Rate component of the Base Rate, the utilization of the Floating LIBOR Rate component in determining the Base Rate shall be suspended, in each case until Funding Agent (upon the instruction of the Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or of Floating LIBOR Rate Loans (to the extent of the affected Floating LIBOR Rate Loan) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans, without reference to the Floating LIBOR Rate, in the amount specified therein.

Notwithstanding the foregoing, if Funding Agent has made the determination described in clause (a) of the first sentence of this Section, Funding Agent, in consultation with Borrower and the Lenders, may establish an alternative rate to be used in substitution for the LIBOR in calculating the interest rate for the Impacted Loans, in which case such alternative rate shall apply in calculating interest with respect to the Impacted Loans until (1) Funding Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, (2) Funding Agent or the Lenders notify Funding Agent and Borrower that such alternative rate does not adequately and fairly reflect the cost to such Funding Parties of funding the Impacted Loans, or (3) any Funding Party determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Funding Party or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Funding Party to do any of the foregoing and provides Funding Agent and Borrower written notice thereof, provided, however, that to the extent an alternative rate is approved by the Funding Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Funding Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Funding Agent.

4.04 Increased Costs Generally.

(a) Change in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Funding Party;

(ii) subject any Recipient to any Taxes (other than: (A) Indemnified Taxes; (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes; and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Funding Party or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Loans made by such Lender or made or funded by a Liquidity Provider under a Liquidity Agreement;

and the result of any of the foregoing shall be to increase the cost to such Funding Party of making, converting, continuing, funding, or maintaining any Loan (or of maintaining its obligation to make or fund any such Loan or to advance funds under a Liquidity Agreement), , or to reduce the amount of any sum received or receivable by such Funding Party (whether of principal, interest or any other amount) then, upon request of such Funding Party, the Borrower Party pay to such Funding Party such additional amount or amounts as will compensate such Funding Party for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Funding Party determines that any Change in Law affecting such Funding Party, any Lending Office of such Funding Party or such Funding Party’s holding company, if any, regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Funding Party’s capital or on the capital of such Funding Party’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Funding Party or the Loans made by such Funding Party or any obligation to advance funds under a Liquidity Agreement, to a level below that which such Funding Party or such Funding Party’s holding company could have achieved but for such Change in Law (taking into consideration such Funding Party’s policies and the policies of such Funding Party’s holding company with respect to capital adequacy and such Funding Party’s desired return on capital), then from time to time the Borrower will pay to such Funding Party such additional amount or amounts as will compensate such Funding Party or such Funding Party’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Funding Party setting forth the amount or amounts necessary to compensate such Funding Party or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. In determining such amount, such Funding Party may use any reasonable averaging and attribution methods. Borrower shall pay such Funding Party the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Funding Party to demand compensation pursuant to the foregoing provisions of this Section 4.04 shall not constitute a waiver of such Funding Party’s right to demand such compensation, provided that Borrower Party shall not be required to compensate a Funding Party pursuant to the foregoing provisions of this Section 4.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Funding Party notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Funding Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.05 Compensation for Losses. Upon demand of any Funding Party (with a copy to Funding Agent) from time to time, Borrower shall promptly compensate such Funding Party, as applicable, for and hold such Funding Party harmless from any loss, cost or expense (but excluding loss of anticipated profits) as determined by the applicable Funding Agent actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or Floating LIBOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrower (for a reason other than the failure of such Funding Party to make a Loan) to prepay, borrow, continue or convert any Loan, in accordance with the terms of this Credit Agreement, other than a Base Rate Loan or Floating LIBOR Rate Loan on the date or in the amount notified by Borrower; or

(c) any assignment of a Eurodollar Rate Loan or CP Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 11.12;

including any loss or expense (excluding any loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay the customary administrative fees charged by such Lender or Liquidity Provider, as applicable, in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to any applicable Funding Party under this Section 4.05, each applicable Funding Party shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other Borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. In the case of a CP Rate Loan, the actual out-of-pocket loss to Conduit Lender attributable to any such event shall be deemed to include an amount determined by Conduit Lender to be equal to the excess, if any, of (i) the interest that would have accrued on the principal amount of such CP Rate Loan from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan, if the interest rate payable on such amount were calculated by reference to the CP Rate for such Interest Period, over (ii) the sum of (x) to the extent all or a portion of such principal amount remains outstanding hereunder, the amount of interest actually accrued during the remainder of such Interest Period on such principal amount, and (y) to the extent such principal amount does not remain outstanding hereunder, the income, if any, actually received during the remainder of such period by the Conduit Lender from investing such portion of such principal amount.

With respect to any Lender that is not a bank, the foregoing calculation shall be made using the rates that would be applicable to the applicable Funding Agent as a proxy for such Lender. A certificate of a Funding Party setting forth the amount or amounts necessary to compensate such Funding Party or its holding company, as the case may be, as specified in this Section 4.05 and delivered to Borrower shall be conclusive absent manifest error.

4.06 Mitigation Obligations. If any Funding Party requests compensation under Section 4.04, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Funding Party or any Governmental Authority for the account of any Funding Party pursuant to Section 4.01, or if any Funding Party gives a notice pursuant to Section 4.02, then, at the request of Borrower, such Funding Party shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Funding Party, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02; and (ii) in each case, would not subject such Funding Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Funding Party. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Funding Party in connection with any such designation or assignment.

4.07 Survival. Borrower’s obligations under this Section 4 shall survive termination of the aggregate Commitments and repayment of all other Obligations hereunder or resignation of the Funding Agent.

5. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.

5.01 Conditions to Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to the following conditions precedent:

(a) Documentation. Funding Agent shall have received, on or before the Closing Date, the following:

(i) Credit Agreement. This Credit Agreement, duly executed and delivered by Borrower;

(ii) Notes. If requested pursuant to Section 3.01, Notes, drawn to the Funding Agent, duly executed and delivered by Borrower;

(iii) Acknowledgment and Undertaking Agreement. The Acknowledgment and Undertaking Agreement, duly executed and delivered by Fund and Borrower;

(iv) Security Agreement. The Security Agreement, duly executed and delivered by Borrower;

(v) Financing Statements.

(A) searches of UCC filings (or their equivalent) in each jurisdiction where a filing has been or would need to be made in order to perfect the Secured Parties’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist on the Collateral, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(B) duly authorized UCC financing statements, and any amendments thereto, for each appropriate jurisdiction as is necessary, in Funding Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;

(vi) Evidence of Authority. Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower as Funding Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Loan Documents to which Borrower is a party;

(vii) Constituent Documents. Such evidence as Funding Agent may reasonably require to verify that Borrower is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of Borrower’s Constituent Documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

(viii) Opinion of Counsel. A favorable opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Borrower, covering such matters relating to the transactions contemplated hereby as reasonably requested by Funding Agent, and in a form reasonably acceptable to Funding Agent. The Borrower hereby request that such counsel deliver such opinions; and

(ix) Investor Documents. Funding Agent shall have received from the Borrower a copy of Included Investor’s and Designated Investor’s duly executed Subscription Agreement and, if applicable, its Side Letter;

(b) Additional Information. Such other information and documents as may reasonably be required by Funding Agent and its counsel shall have been delivered to Funding Agent, including, without limitation, confirmation satisfactory to Funding Agent that Borrower has received at least $50,000,000 in equity funding from The TCW Group, Inc.

5.02 All Loans. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type of Loan, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of Borrower contained in Section 6 or in any other Loan Document, or which are contained in any document furnished at any time or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of any such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02(a);

(b) No Default. No Event of Default or Potential Default exists at such date or would result from such Credit Extension;

(c) Material Adverse Effect. No change in the condition (financial or otherwise) of Borrower or Fund shall have occured which, in the reasonable judgment of Funding Agent, has a Material Adverse Effect; and

(d) Loan Notice. In the case of a Borrowing, Funding Agent shall have received a Loan Notice together with a Borrowing Base Certificate.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type of Loan, or a continuation of Eurodollar Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and 5.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

6. REPRESENTATIONS AND WARRANTIES. To induce Lenders to make the Loans hereunder, Borrower, represents and warrants to Lenders that, as of the Closing Date and as of the date of making a Loan hereunder:

6.01 Organization and Good Standing of Borrower. Borrower is a limited liability company duly organized and validly existing under the laws of Delaware, has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification or where the failure to be so qualified to do business could reasonably be expected to have a Material Adverse Effect.

6.02 Authorization and Power. Borrower has the limited liability company power and requisite authority to execute, deliver, and perform its obligations under, and to consummate the transactions contemplated in, this Credit Agreement, the Notes, and the other Loan Documents to be executed by it. Borrower is duly authorized to, and has taken all limited liability company action necessary to authorize Borrower to execute, deliver, and perform its respective obligations under, and to consummate the transactions contemplated in, this Credit Agreement, the Notes, and such other Loan Documents and are and will continue to be duly authorized to perform its obligations under this Credit Agreement, the Notes, and such other Loan Documents.

6.03 No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes, or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of law, statute, or regulation to which Borrower is subject, or any of the Constituent Documents of Borrower, or any judgment, license, order, or permit applicable to Borrower or any indenture, mortgage, deed of trust, or other agreement or instrument to which Borrower is a party or by which Borrower is bound, or to which Borrower may be subject, nor will such execution, delivery, consummation or compliance result in the creation or imposition of a Lien on any of the properties or assets of Borrower or any of its Subsidiaries or Affiliates (other than Permitted Liens). No consent, approval, authorization, or order of any court or Governmental Authority or third party is required in connection with the execution and delivery, or performance, by Borrower of the Loan Documents or to consummate the transactions contemplated hereby or thereby.

6.04 Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which it is a party are the legal and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and equitable principles.

6.05 Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable, exclusive, first priority security interests in and Liens on all of the Collateral in which Borrower has any right, title or interest, in favor of Funding Agent for the benefit of Secured Parties, subject to no other Liens (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and equitable principles.

6.06 Financial Condition. Borrower has delivered to Funding Agent (a) the most-recently available copies of the financial statements and reports described in Section 7.01, certified as true and correct by a Responsible Officer of Borrower; or (b) with respect to such requirement on the Closing Date, if such statements and reports are not then available, such information about the financial position of Borrower, if any, as the Funding Agent shall have reasonably requested. Such financial statements fairly present, in all material respects, the financial condition of Borrower and its consolidated Subsidiaries, that has been established pursuant to the Governing Document and each of its consolidated Subsidiaries, as of the applicable date of delivery, and have been prepared in accordance with GAAP, except as provided therein.

6.07 Full Disclosure. There is no material fact that Borrower has not disclosed to Funding Agent in writing which would reasonably be expected to result in a Material Adverse Effect. No information heretofore furnished by Borrower in connection with, or pursuant to, this Credit Agreement, the other Loan Documents or any transaction contemplated hereby or thereby contains any untrue statement of a material fact that would reasonably be expected to result in a Material Adverse Effect.

6.08 No Default. No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

6.09 No Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings by or before any arbitrator or Governmental Authority pending, or to the knowledge of Borrower, threatened, against Borrower that would reasonably be expected to result in a Material Adverse Effect.

6.10 Material Adverse Change. No changes to Borrower have occurred since the date of the most recent audited financial statements of Borrower delivered to Lenders which would reasonably be expected to result in a Material Adverse Effect.

6.11 Taxes. To the extent that failure to do so could reasonably be expected to have a Material Adverse Effect, all tax returns required to be filed by Borrower in any jurisdiction have been filed and all Taxes upon Borrower with respect to its respective properties, income or franchises have been paid prior to the time that such Taxes could give rise to a Lien thereon. There is no proposed Tax assessment against Borrower or any basis for such assessment which is material and is not being contested in good faith.

6.12 Principal Office. The principal place of business of Borrower is at 865 S. Figueroa Street, Los Angeles, California 90017.

6.13 ERISA Compliance. (a) Neither Borrower nor any ERISA Affiliate thereto has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to, any Plan; and (b) the underlying assets of Borrower do not constitute Plan Assets.

6.14 Compliance with Law. Borrower is, to the best of its knowledge, in compliance in all respects with all laws, rules, regulations, orders, and decrees which are applicable to Borrower or its properties, including, without limitation, Environmental Laws, to the extent failure to comply could reasonably be expected to have a Material Adverse Effect.

6.15 Hazardous Substances. Borrower: (a) has not received any notice or other communication or otherwise learned of any Environmental Liability which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any non-compliance with or violation of the requirements of any Environmental Law by Borrower, or any permit issued under any Environmental Law to Borrower; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) to its knowledge, has no threatened or actual liability in connection with the Release or threatened Release of any Hazardous Material into the environment which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

6.16 Reserved.

6.17 Fiscal Year. The fiscal year of Borrower is the calendar year.

6.18 Investment Company Act. Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.19 Margin Stock. Borrower is not engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than twenty-five percent (25%) of the value of the assets of Borrower only or of Borrower and its Subsidiaries on a consolidated basis subject to any restriction contained in any agreement or instrument between Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(k) will be margin stock.

6.20 Foreign Asset Control Laws. Borrower has policies and procedures in place which are reasonably designed to comply with all applicable United States anti-money laundering laws and regulations, including, without limitation, applicable provisions of the USA Patriot Act of 2001 (“KYC Compliance”). Prior to the Closing Date, each Investor has satisfied KYC Compliance.

6.21 OFAC. Neither Borrower, nor any of its Subsidiaries, nor, to the knowledge of Borrower, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.

7. AFFIRMATIVE COVENANTS. So long as Lenders have any commitment to lend hereunder, and until payment in full of the Notes and the Loans and all interest, fees, and other amounts then (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) owing under this Credit Agreement and the other Loan Documents, Borrower agrees that:

7.01 Financial Statements, Reports and Notices. The Borrower shall deliver to Funding Agent sufficient copies for each Lender of the following:

(a) Annual Statements. As soon as reasonably available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, audited, unqualified financial statements of Borrower and its consolidated Subsidiaries, as of the end of such fiscal year and the related consolidated statements of operations for such fiscal year prepared by independent public accountants of nationally recognized standing;

(b) Quarterly Statements. As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Borrower, an unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries, as of the end of such quarter and the related unaudited consolidated statements of operations for such quarter and for the portion of Borrower’s fiscal year ended at the end of such quarter, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries, on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate (a “Compliance Certificate”) of a Responsible Officer of Borrower substantially in the form of Exhibit J attached hereto (with blanks appropriately completed in conformity herewith, and which delivery may, unless Funding Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes): (i) stating that each such Responsible Officer is familiar with the terms and provisions of the Loan Documents, and has made, or caused to be made under his or her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the period covered by such Compliance Certificate; (ii) certifying that such financial statements fairly present in all material respects the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments and absence of footnotes; (iii) stating that the Borrower is in compliance with the covenants set forth in Section 8.10, and containing the calculations, if applicable, evidencing such compliance; (iv) stating whether any Event of Default or Potential Default exists on the date of such certificate and, if any Event of Default or Potential Default then exists, setting forth the details thereof and the action which the Borrower is taking or propose to take with respect thereto; (v) listing Investors that have not satisfied the conditions of Section 8.05(c); and (vi) listing Borrowing Base Investors which have been subject to an Exclusion Event and the nature of such Exclusion Event; and

(d) Borrowing Base Certificate. Concurrently with each Loan Notice, on or before five (5) Business Days after each Capital Call Notice and promptly after the occurrence of any Exclusion Event and the Borrower obtaining actual knowledge thereof, a Borrowing Base Certificate from a Responsible Officer of the Borrower containing information as of the end of the immediately preceding month or, if applicable, as of the date of (and after giving effect to) the exclusion of the applicable Borrowing Base Investor(s); and

(e) Other Information. Promptly, such other information and notices provided to Company by Fund pursuant to the Acknowledgment and Undertaking Agreement.

7.02 Payment of Taxes. Borrower will pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it, upon its income or profits, or upon any property belonging to it before delinquent, if such failure would have a Material Adverse Effect; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established.

7.03 Maintenance of Existence and Rights. Borrower will preserve and maintain its existence. Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary to the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to have a Material Adverse Effect.

7.04 Notice of Default. Borrower will furnish to Funding Agent, promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default or a Potential Default, a written notice specifying the nature and period of existence thereof and the action which the Borrower is taking or proposes to take with respect thereto. Borrower shall promptly notify Funding Agent in writing upon becoming aware: (a) that any Investor has violated or breached any material term of the Operating Agreement or has become a Defaulting Investor; or (b) of the existence of any condition or event which, with the lapse of time or giving of notice or both, would cause an Investor to become a Defaulting Investor.

7.05 Other Notices. Borrower will, promptly upon receipt of actual knowledge thereof, notify Funding Agent of any of the following events that would reasonably be expected to result in a Material Adverse Effect: (a) any change in the financial condition or business of Borrower; (b) any default under any material agreement, contract, or other instrument to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by Borrower; (c) any uninsured claim against or affecting Borrower or any of its properties; (d) the commencement of any litigation with any third party or any proceeding before any Governmental Authority affecting Borrower which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect and any material determination with respect thereto; (e) any Environmental Complaint or any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with: (i) the non-compliance with or violation of the requirements of any Environmental Law or any permit issued under any Environmental Law; or (ii) the Release or threatened Release of any Hazardous Material into the environment; (f) the existence of any Environmental Lien on any Properties or assets of Borrower; (g) any material remedial action taken by Borrower in response to any order, consent decree or judgment of any Governmental Authority or any Environmental Liability; or (h) the listing of any of Borrower’s Properties on CERCLIS to the extent that Borrower obtains knowledge of such listing, whether or not such listing would reasonably be expected to result in a Material Adverse Effect.

7.06 Compliance with Loan Documents and Operating Agreement. Unless otherwise approved in accordance with the terms of this Credit Agreement (which approval, by such terms, may require more or fewer Lenders than all Lenders), Borrower will promptly comply with any and all covenants and provisions of this Credit Agreement, the Notes, all of the other Loan Documents executed by it and its Constituent Documents.

7.07 Books and Records; Access. Borrower will give any representative of Funding Agent access during all business hours to, and permit representatives to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of Borrower and relating to its affairs, and to inspect any of the properties of Borrower. All costs of any such inspection shall be paid by the inspecting party unless an Event of Default exists at the time of such inspection

7.08 Compliance with Law. Borrower will comply with all laws, rules, regulations, and all orders of any Governmental Authority, including without limitation, Environmental Laws and ERISA, where the failure of compliance could have a Material Adverse Effect.

7.09 Insurance. Borrower will maintain insurance on its present and future properties, assets, and business against such casualties, risks, and contingencies, and in such types and amounts, as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, the failure of which to maintain could have a Material Adverse Effect.

7.10 Authorizations and Approvals. Borrower will promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable Borrower to comply with their respective obligations hereunder and under the other Loan Documents and its respective Constituent Documents.

7.11 Maintenance of Liens. Borrower shall perform all such acts and execute all such documents as Funding Agent may reasonably request in order to enable Secured Parties to report, file, and record every instrument that Funding Agent may reasonably deem necessary in order to perfect and maintain Secured Parties’ liens and security interests in the Collateral and otherwise to preserve and protect the rights of Secured Parties.

7.12 Further Assurances. Borrower will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and take any and all such other action, as Funding Agent may, from time to time, may reasonably deem necessary in connection with this Credit Agreement or any of the other Loan Documents, the obligations of Borrower hereunder or thereunder, or for better assuring and confirming unto Secured Parties all or any part of the security for any of such obligations anticipated herein.

7.13 Investor Financial and Rating Information. Borrower shall request Fund to request, from each Investor, financial information required under the applicable Operating Agreement, and shall, upon receipt of such information, promptly deliver same to Funding Agent, or shall promptly notify Funding Agent of its failure to timely obtain such information. The Borrower will promptly notify Funding Agent in writing (but in no event later than five (5) Business Days) after: (a) becoming aware of: (i) any decline in the Rating of any Rated Included Investor, or decline in the capital status of any Included Investor that is a Bank Holding Company, whether or not such change results in an Exclusion Event; and (ii) any other Exclusion Event; and (b) becoming aware of the existence of any condition or event which, with the lapse of time or giving of notice or both, would cause an Exclusion Event.

8. NEGATIVE COVENANTS. So long as Lenders have any commitment to lend hereunder, and until payment in full of the Notes and the Loans and all interest, fees, and other amounts then owing (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) under this Credit Agreement and the other Loan Documents, Borrower agrees that:

8.01 Mergers; Dissolution. Borrower will not merge or consolidate with or into any Person, unless Borrower is the surviving entity. Borrower will not take any action to dissolve or terminate Borrower, including, without limitation, any action to sell or dispose of all or substantially all of the property of Borrower.

8.02 Negative Pledge. Without the approval of all Lenders, Borrower will not create or suffer to exist any Lien upon the Collateral, other than a first priority security interest in and upon the Collateral to Secured Parties and Permitted Liens.

8.03 Fiscal Year and Accounting Method. Without the prior written consent of Funding Agent alone (such approval not to be unreasonably withheld or delayed), Borrower will not change its fiscal year or method of accounting.

8.04 Constituent Documents. Borrower shall not (a) materially alter, amend, modify, terminate, or change any provision of its Constituent Documents without the prior written consent of the Lender, and (b) permit Fund to alter, amend, modify, terminate, or change any provision of its Constituent Documents except as permitted under the Acknowledgment and Undertaking Agreement.

8.05 Transfer by, or Admission of, Investors.

(a) Transfer or Admission of Membership Interest. Borrower shall not permit under the Acknowledgment and Undertaking Agreement the transfer of the Membership Interest of any Investor without the prior written consent of Funding Agent, acting alone, which shall not be unreasonably withheld or delayed.

(b) Designation of Transferee. A transferee that meets the Applicable Requirement, as determined by Funding Agent in its reasonable discretion, and that has delivered its executed Subscription Agreement and, if applicable, its Side Letter to Funding Agent may be designated as an Included Investor without further consent. Designation of any other transferee as a Borrowing Base Investor will require the consent as set forth in the definitions of Borrowing Base Investor, as applicable.

(c) Documentation Requirements. Borrower shall promptly forward to Funding Agent any notices of the transfer by any Investor of its Membership Interest received pursuant to the Acknowledgment and Undertaking Agreement, and shall deliver copies of documents relating to such transfer and information about the transferee as received by Fund and reasonably required by Funding Agent in order to effect its due diligence under this Credit Agreement prior to such transfer. Borrower shall require that: (i) any Person admitted as a substitute or new Investor (whether due to a transfer by an existing Investor or otherwise) (a “Subsequent Investor”) shall, as a condition to such admission, deliver its executed Subscription Agreement and, if applicable, its Side Letter to Funding Agent in its reasonable discretion; and (ii) any existing Investor that is a transferee from another Investor shall provide confirmation of its obligations under its Subscription Agreement with respect to any increase in its Capital Commitment relating to such transfer, and, to the extent not addressed in the documentation previously delivered by such Investor, evidence of its authority to assume such increased Capital Commitment, all as satisfactory to Funding Agent in its reasonable discretion. In the event any Person is admitted as an additional or substitute Investor, the Borrower will promptly deliver to Funding Agent a revised Exhibit A to this Credit Agreement, containing the names of each Investor and the Capital Commitments of each.

(d) Funding Requirements. Prior to the effectiveness of any transfer by a Borrowing Base Investor, Borrower shall calculate whether, taking into account the Capital Commitments of the Borrowing Base Investors as if such transfer had occurred, the transfer would cause the Principal Obligation to exceed the Available Loan Amount, and shall require that Fund make any Capital Calls required to pay any resulting mandatory prepayment under Section 3.04 prior to permitting such transfer.

8.06 Capital Commitments. Borrower shall not permit Fund to: (a) without the prior written consent of Funding Agent, cancel, reduce, excuse, suspend or defer the Capital Commitment of any Investor; and (b) without the prior written approval of Funding Agent and all Lenders: (i) cancel, reduce, excuse, suspend or defer the Capital Commitment of any Borrowing Base Investor; or (ii) excuse any Investor from or permit any Investor to defer any Capital Contribution, if the proceeds from the related Capital Call Notice are to be applied to the Obligations hereunder. Other than the rights granted to the

Funding Agent pursuant to this Credit Agreement and the other Loan Documents, no other Person shall be granted, assigned or transferred any interest in the right to make Capital Calls.

8.07 ERISA Compliance. (a) Neither Borrower nor any ERISA Affiliate shall establish, maintain, contribute to, or incur any liability (contingent or otherwise) with respect to, any Plan; and (b) without the approval of all Lenders, Borrower shall not take any action that would cause its underlying assets to constitute Plan Assets.

8.08 Environmental Matters. Except for such conditions as are in or will promptly be brought into compliance with relevant Environmental Laws or otherwise would not reasonably be expected to result in a Material Adverse Effect, Borrower: (a) shall not cause any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any Property of Borrower in material violation of Environmental Law; or (b) shall not permit any such Property to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material in material violation of Environmental Law.

8.09 Limitations on Dividends and Distributions. Borrower shall not declare or pay any dividends or distributions.

8.10 Limitation on Debt. Borrower shall not incur any Indebtedness (excluding the Obligations).

8.11 Sanctions. Borrower shall not, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (and Borrower shall ensure appropriate controls and safeguards are in place) to fund any activities of or business with any Person, or in any Designated Jurisdiction that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transactions contemplated by this Credit Agreement, whether as Lender, Funding Agent or otherwise) of Sanctions.

8.12 Limitation on Activity. Borrower shall not engage in any activities other than as contemplated by the Transactions and activity reasonably related thereto.

9. EVENTS OF DEFAULT.

9.01 Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing:

(a) Borrower shall fail to pay when due: (i) any principal of the Obligations; or (ii) any interest on the Obligations or any fee, expense, or other payment required hereunder or under any other Loan Document, including, without limitation, payment of cash for deposit as Cash Collateral as required hereunder, and such failure under this clause (ii) shall continue for two (2) days thereafter;

(b) any representation or warranty made or deemed made by Borrower under this Credit Agreement or any of the other Loan Documents executed by any of them, or in any certificate or statement furnished or made to Lenders or any of them by Borrower pursuant hereto or in connection herewith or with the Loans, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made or deemed made, or when furnished (except that any representation or warranty which by its terms is made as of an earlier date shall be true and correct in all material respects as of such earlier date) and the adverse affect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of (i) written notice thereof if delivered to the Borrowers by Funding Agent or (ii) a Responsible Officer of the Borrower obtains actual knowledge thereof;

(c) default shall occur in the performance of any of the covenants or agreements contained herein (other than the covenants contained in Section 3.04 or Section 8), or of the covenants or agreements of Borrower or Fund contained in any other Loan Documents executed by such Person, and such default shall continue uncured to the satisfaction of Funding Agent for a period of ten (10) Business Days after written notice thereof has been given by Funding Agent to Borrower (provided that such ten (10) Business Day cure period shall not apply respecting covenants of Borrower relating to statements, certificates and notices to be given by Borrower or Fund, but a three (3)-day grace period shall apply);

(d) default shall occur in the performance of the covenants and agreements of Borrower contained in Section 3.04 or Section 8;

(e) any of the Loan Documents executed by Borrower or Fund shall cease, in whole or in material part, to be legal, valid and binding agreements enforceable against Borrower or Fund in accordance with the terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby, or any of the same shall be asserted in writing by Borrower or Fund;

(f) Borrower or Fund shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take partnership or corporate action for the purpose of effecting any of the foregoing;

(g) the commencement of any proceeding under any Debtor Relief Laws relating to Borrower or Fund or all or any material part of its respective property is instituted without the consent of such Person and continues undismissed or unstayed for a period of sixty (60) days; or an order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization or liquidation of Borrower or Fund or appointing a receiver, custodian, trustee, intervenor, liquidator, administrator or similar entity of such Person, or of all or substantially all of its assets;

(h) any: (i) final judgments or orders for the payment of money against Borrower or Fund in an aggregate amount (as to all such judgments or orders) exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); or (ii) non-monetary final judgments against Borrower or Fund that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case: (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(i) A Change of Control shall occur;

(j) Investors having Capital Commitments aggregating fifteen percent (15%) or greater of the aggregate Capital Commitments of all Investors shall default in their obligation to fund any Capital Call within fifteen (15) Business Days’ written notice of such Capital Call;

(k) any Fund Default shall occur; or

(l) the Borrowing Base Deficit is greater than zero (0) and is not eliminated within fifteen (15) Business Days.

9.02 Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then Funding Agent may, and, upon the direction of the Lenders, shall: (a) suspend the Commitments of Lenders until such Event of Default is cured; (b) terminate the Commitment of Lenders; (c) reduce the Available Commitments to an amount equal to the aggregate Loans; (d) declare the unpaid principal amount of all outstanding Obligations, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which Borrower hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; (e) exercise any right, privilege, or power set forth in the Security Agreement and the Acknowledgment and Undertaking Agreement; or (f) without notice of default or demand, pursue and enforce any of Funding Agent’s or any or all of the Secured Parties’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement; provided, however, that if any Event of Default specified in Section 9.01(f) or Section 9.01(g) shall occur, the obligation of Committed Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without any further action by Funding Agent or Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives.

9.03 Performance by Funding Agent. Should Borrower fail to perform any covenant, duty, or agreement contained herein or in any of the other Loan Documents, and such failure continues beyond any applicable cure period, Funding Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, Borrower shall, at the request of Funding Agent promptly pay any reasonable amount expended by Funding Agent in such performance or attempted performance to Funding Agent at Funding Agent’s Office, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither any of the Agents nor any of the other Secured Parties assume any liability or responsibility for the performance of any duties of Borrower, or any related Person hereunder or under any of the other Loan Documents or other control over the management and affairs of Borrower, or any related Person, nor by any such action shall any of the Agents or other Secured Parties be deemed to create a partnership arrangement with Borrower or any related Person.

9.04 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Funding Agent in the following order: (a) to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Funding Agent and amounts payable under Section 4) payable to Funding Agent in its capacity as such; (b) to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Section 4), ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them; (d) to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) held by them; and (e) the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

10. FUNDING AGENT.

10.01 Appointment and Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) hereby irrevocably appoints Funding Agent to act on its behalf hereunder and under the other Loan Documents and authorizes Funding Agent to take such actions on its behalf and to exercise such powers as are delegated to Funding Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except for provisions of this Section 10 expressly granting rights to the Borrower, the provisions of this Section 10 are solely for the benefit of Funding Agent and the Lenders, and Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Funding Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.02 Exculpatory Provisions.

(a) Funding Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Funding Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Funding Agent is required to exercise as directed in writing by the Lenders, provided that Funding Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Funding Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its respective Affiliates that is communicated to or obtained by s Funding Agent or any of its Affiliates in any capacity.

(b) Funding Agent shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of the Lenders; or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment, Funding Agent shall not be deemed to have knowledge of any Potential Default or Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to Funding Agent for the account of the Lenders) unless and until notice describing the same is given in writing to s Funding Agent by Borrower or a Lender.

(c) Funding Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than, in the case of Funding Agent, to confirm receipt of items expressly required to be delivered to it.

10.03 Reliance by Funding Agent or Lender. Funding Agent and Lender shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Funding Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Funding Agent may presume that such condition is satisfactory to such Lender unless Funding Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Funding Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.04 Delegation of Duties. Funding Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Funding Agent. Funding Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of Funding Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Funding Agent. Funding Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Funding Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.05 Non-Reliance on Agents and Lenders. Each Lender acknowledges that it has, independently and without reliance upon Funding Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Funding Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11. MISCELLANEOUS.

11.01 Amendments. Neither this Credit Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, other than in accordance with its terms, unless such amendment, waiver, discharge, or termination is in writing and signed by Borrower, the Funding Agent and the Committed Lenders having Principal Obligations and unused Commitments representing a majority of the Principal Obligations and unused Commitments at such time.

11.02 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or for the credit or the account of Borrower against any and all of the Obligations owing to such Lender now or hereafter existing under this Credit Agreement or any other Loan Document owing to such Lender, irrespective of whether or not Funding Agent or such Lender shall have made any demand under this Credit Agreement or any other Loan Document and although such Obligations of Borrower may be contingent or unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Borrower and Funding Agent promptly after any such setoff and application made by such Lender, provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

11.03 Payments Set Aside. To the extent that Borrower makes a payment to Funding Agent or any Lender, or Funding Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Funding Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Funding Agent upon demand its applicable share of any amount so recovered from or repaid by Funding Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.04 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or Funding Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, Funding Agent in accordance with Section 9.02 for the benefit of all Lenders; provided, however, that the foregoing shall not prohibit: (a) Funding Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Funding Agent) hereunder and under the other Loan Documents; (b) any Lender from exercising setoff rights in accordance with Section 11.02; or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Funding Agent hereunder and under the other Loan Documents; then: (i) the Lender shall have the rights otherwise ascribed to the Funding Agent pursuant to Section 9.02; and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso, any Lender may, with the consent of the Lenders, enforce any rights and remedies available to it and as authorized by the Lenders.

11.05 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay: (i) all reasonable and documented out of pocket expenses actually incurred by Funding Agent , in connection with preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including all Attorney Costs, which shall be limited to Attorney Costs of a single counsel (or any local or special counsel reasonably retained for Funding Agent and Lenders) reasonably and actually incurred in connection with the foregoing; and (ii) all out of pocket expenses incurred by Funding Agent and any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section; or (B) in connection with the Loans made hereunder, including all out-of-pocket expenses actually incurred during any “workout”, restructuring or negotiations in respect of such Loans, including all Attorney Costs, which shall be limited to Attorney Costs of a single counsel or any local or special counsel reasonably retained for Funding Agent and Lenders.

(b) Indemnification by Borrower. Borrower shall indemnify each Agent and each Related Party thereof, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of: (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Funding Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents; (ii) any Loan or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; or (B) result from a claim brought by Borrower against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Committed Lender. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.05 to be paid by it to Funding Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Committed Lender agrees to pay to Funding Agent (or any such sub-agent) or such Related Party, as the case may be, Committed Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Funding Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Funding Agent (or any such sub-agent) in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.06 shall survive the resignation of Funding Agent; the replacement of any Lender; the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

11.06 Notice.

(a) Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, except where electronic delivery is authorized and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) If to Borrower, Funding Agent or Lender, at its notice address and numbers set forth on Schedule 11.06 attached hereto. If to any Lender (other than directly from Funding Agent), in case of Funding Agent (which shall promptly provide a copy thereof to such Lender), at its notice address and numbers set forth on Schedule 11.06 attached hereto. Each Lender agrees to provide to Funding Agent a written notice stating such Lender’s address, fax number, telephone number, email address and the name of a contact person, and Funding Agent may, unless otherwise provided herein, rely on such written notice for purposes of delivering any notice, demand, request or other communication under this Credit Agreement or any other Loan Document to such Lender unless and until a Lender provides Funding Agent with a written notice designating a different address, fax number, telephone number, email address or contact person.

(ii) Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 11.06. With respect to any notice received by Funding Agent from Borrower or any Investor not otherwise addressed herein, Funding Agent shall notify Lenders promptly of the receipt of such notice, and shall provide copies thereof to Lenders. When determining the prior days notice required for any Request for Credit Extension or other notice to be provided by Borrower or an Investor hereunder, the day the notice is delivered to Funding Agent (or such other applicable Person) shall not be counted, but the day of the related Credit Extension or other relevant action shall be counted.

(b) Effectiveness of Delivery. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices sent via telephone, shall be deemed to have been given on the day and at the time reciprocal communication (i.e., direct communication between two or more persons, which shall not include voice mail messages) with one of the individuals designated to receive notice occurs during a call to the telephone number or numbers indicated for such party. Notices delivered through electronic communications to the extent provided in subsection (c) below, shall be effective as provided in such subsection (c).

(c) Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Funding Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Funding Agent that it is incapable of receiving notices under such Section by electronic communication. Funding Agent or Borrower may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(d) Effectiveness of E-mail Notice. Unless Funding Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(e) Reliance by Funding Agent and Lenders. Funding Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of Borrower even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify the Funding Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Funding Agent may be recorded by Funding Agent, and each of the parties hereto hereby consents to such recording.

11.07 Governing Law.

(a) GOVERNING LAW. THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND BORROWER AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE FUNDING AGENT, ANY LENDER OR THE LETTER OF CREDIT ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER, GENERAL PARTNER, ANY INVESTOR OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN

ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.06. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. BORROWER AND GENERAL PARTNER HEREBY AGREES THAT SERVICE OF ALL WRITS, PROCESS AND SUMMONSES IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF NEW YORK MAY BE BROUGHT UPON ITS PROCESS AGENT APPOINTED BELOW, AND BORROWER AND GENERAL PARTNER HEREBY IRREVOCABLY APPOINTS CT CORPORATION, 111 EIGHTH AVENUE, NEW YORK, NY 10011, ITS PROCESS AGENT, AS ITS TRUE AND LAWFUL ATTORNEY-IN-FACT IN ITS NAME, PLACE AND STEAD TO ACCEPT SUCH SERVICE OF ANY AND ALL SUCH WRITS, PROCESS AND SUMMONSES.

11.08 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO: (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.09 Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

11.10 Successors and Assigns.

(a) Successors and Assigns Generally. Except as otherwise provided here, Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and neither any Lender or Funding Agent may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clauses (e) of this Section 11.10 and Section 11.11; (ii) by way of participation in accordance with the provisions of clause (c) of this Section 11.10; or (iii) by way of pledge or assignment or grant of a security interest subject to the restrictions of clause (d) of this Section 11.10 (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b) Register. Funding Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (such agency being solely for tax purposes), shall maintain at Funding Agent’s Office a copy of each Assignment and Assumption Agreement and Lender Group Joinder Agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Funding Agents, Lenders, and the Commitments of the Committed Lender of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Funding Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Funding Agent or Lender hereunder, as the case may be, for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Notwithstanding anything to the contrary set forth in this Credit Agreement, each Lender Group with more than one Conduit Lender may, without the consent of the Borrower, assign to another Conduit Lender in its Lender Group all or a portion of its rights and obligations hereunder (including the outstanding Obligations and rights to payment of Principal Obligations and interest), as determined by the Funding Agent from time to time. Each such assignment shall be recorded on the books and records of the Funding Agent and the relevant Conduit Lenders, without the need to execute and deliver an Assignment and Acceptance Agreement. For all purposes of this Credit Agreement and all related documents, with respect to each assignment under this paragraph the relevant Conduit Lender shall be deemed to have the benefit of an executed, delivered, accepted and recorded Assignment and Acceptance Assignment relating to such assignment.

(c) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Funding Agent, sell participations to any Person (other than a natural person or Borrower or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that Committed Lender may sell a participation in its rights and obligations hereunder only with the written consent of the Conduit Lender, and provided, further that: (i) such Lender’s obligations under this Credit Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Borrower, Funding Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.05(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso of Section 11.01 that directly affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.04, and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this

Section 11.10 (it being understood that the documentation required under Section 4.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this Section 11.10; provided that such Participant: (A) agrees to be subject to the provisions of Sections 4.06 and 11.10 as if it were an assignee under clause (a) of this Section 11.10; and (B) shall not be entitled to receive any greater payment under Sections 4.01 or 4.05 with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 4.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.02 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Funding Agent (in its capacity as Funding Agent) shall have no responsibility for maintaining a Participant Register.

(d) Certain Pledges. Any Lender may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment or grant of a security interest to secure obligations to a Federal Reserve Bank, central bank or a collateral trustee or security agent for holders of commercial paper; provided that no such pledge or assignment or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(e) Certain Conduit Lender Provisions. Without limiting the foregoing, Conduit Lender may, from time to time, with prior or concurrent notice to the Borrower and the Funding Agent, in one transaction or a series of transactions, assign all or a portion of its interest in the Principal Obligation and its rights and obligations under this Credit Agreement and any other Loan Documents to which it is a party to a Conduit Assignee. Upon and to the extent of such assignment by Conduit Lender to a Conduit Assignee, (i) such Conduit Assignee shall become a Conduit Lender in the assigning Conduit Lender’s Lender Group, with the Committed Lender and the Funding Agent in such Lender Group being the Committed Lender and Funding Agent, respectively, for such Conduit Assignee, (ii) such Conduit Assignee (as Conduit Lender) shall be the owner of the assigned portion of the Principal Obligation, (iii) the related administrator for such Conduit Assignee will act as the Administrator for such Conduit Assignee, with all corresponding rights and powers, express or implied, granted to an Administrator hereunder or under the other Loan Documents, (iv) such Conduit Assignee, any Related Commercial Paper Issuer, if such Conduit Assignee does not itself issue commercial paper, and their respective Liquidity Provider(s) and other related parties shall have the benefit of all the rights and protections provided to the Conduit Lender and its Liquidity Provider(s) herein and in the other

Loan Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (v) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the Conduit Lender’s obligations, if any, hereunder or any other Loan Document, and the Conduit Lender shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the Conduit Lender and such Conduit Assignee shall be several and not joint, (vi) all distributions in respect of the Principal Obligation assigned shall be made to the Funding Agent, on behalf of the Conduit Lender and such Conduit Assignee on a pro rata basis according to their respective interests, (vii) the definition of the term “CP Rate” with respect to the portion of the Principal Obligation funded with Commercial Paper issued by the Conduit Lender from time to time shall be determined in the manner set forth in the definition of “CP Rate” applicable to the Conduit Lender on the basis of the interest rate or discount applicable to Commercial Paper issued by such Conduit Assignee rather than the original Conduit Lender, (viii) the defined terms and other terms and provisions of this Credit Agreement and the other Loan Documents shall be interpreted in accordance with the foregoing, and (ix) if requested by the Funding Agent or Administrator with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as Funding Agent or Administrator may reasonably request to evidence and give effect to the foregoing. No such assignment shall be made to a Conduit Assignee unless the Commercial Paper of such Conduit Assignee shall have short-term credit ratings of “A-1” and “P-1” without the consent of the Borrower. No assignment by a Conduit Lender to a Conduit Assignee of all or any portion of its interest in the Principal Obligation shall in any way diminish the obligation of the Committed Lenders in such Conduit Lender’s Lender Group under Section 2.02 to fund any Loan not funded by the Conduit Lender or such Conduit Assignee or to acquire from the Conduit Lender or such Conduit Assignee all or any portion of its interest in the Principal Obligation pursuant this Section 11.10(e).

(f) Certain Committed Lender Provisions. In the event that Conduit Lender makes an assignment to a Conduit Assignee in accordance with clause (e) above, the Committed Lender in the Conduit Lender’s Lender Group: (i) if requested by the related Administrator, shall terminate their participation in the applicable Liquidity Agreement to the extent of such assignment and shall execute (either directly or through a participation agreement, as determined by such Administrator) the liquidity agreement related to such Conduit Assignee, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement entered into by Committed Lender with respect to the applicable Liquidity Agreement (or which shall be otherwise reasonably satisfactory to the related Administrator), (ii) if requested by Conduit Lender, shall enter into such agreements as requested by Conduit Lender pursuant to which they shall be obligated to provide funding to such Conduit Assignee on the same terms and conditions as is provided for in this Credit Agreement in respect of Conduit Lender (or which agreements shall be otherwise reasonably satisfactory to the Borrower and Conduit Lender), and (iii) shall take such actions as the related Administrator shall reasonably request in connection therewith.

11.11 Assignment to Committed Lenders.

(a) Assignment Amounts. At any time on or prior to the Stated Maturity Date, if the Administrator on behalf of the Conduit Lender so elects, by written notice to the Funding Agent and the Borrower, Conduit Lender hereby assigns effective on the Assignment Date referred to below all or such portions as may be elected by Conduit Lender of its interest in the Principal Obligation at such time to Committed Lender pursuant to this Section 11.11; provided, however, that unless such assignment is an assignment of all Conduit Lender’s interest in the Principal Obligation in whole on or after its Conduit Investment Termination Date, no such assignment shall take place pursuant to this Section 11.11 if an Event of Default shall then exist; and provided, further, that no such assignment shall take place pursuant to this Section 11.11 at a time when Conduit Lender is subject to any proceedings under any Debtor Relief Laws. No further documentation or action on the part of Conduit Lender, the Borrower, or the Committed Lenders shall be required to exercise the rights set forth in the immediately preceding sentence, other than the giving of the notice by the related Administrator on behalf of Conduit Lender referred to in such sentence and the delivery by Conduit Lender’s Funding Agent of a copy of such notice to Committed Lender in the Lender Group (the date of the receipt by the Funding Agent of any such notice being the “Assignment Date”). Committed Lender hereby agrees, unconditionally and irrevocably and under all circumstances, without set-off, counterclaim or defense of any kind, to pay the full amount of its Assignment Amount on such Assignment Date to Conduit Lender in immediately available funds in Dollars based on the assigning Conduit Lender’s interest in the Principal Obligation, to an account designated by Conduit Lender’s Funding Agent. Upon payment of its Assignment Amount, Committed Lender shall acquire an interest in the Principal Obligation equal to its Committed Lender Percentage thereof. Upon any assignment in whole by a Conduit Lender to its Committed Lenders on or after its Conduit Investment Termination Date as contemplated hereunder, Conduit Lender shall cease to make any additional Loans hereunder. At all times prior to its Conduit Investment Termination Date, nothing herein shall prevent Conduit Lender from making a subsequent Loan hereunder, in its sole discretion, following any assignment pursuant to this Section 11.11 or from making more than one assignment pursuant to this Section 11.11.

(b) Additional Assignment Amounts. The Borrower may pay to Funding Agent in Dollars, for the benefit of Conduit Lender, in connection with any assignment by Conduit Lender to its Committed Lenders pursuant to this Section 11.11, an aggregate amount equal to all interest to accrue through the end of the current Interest Period to the extent attributable to the portion of the Loans so assigned to the Committed Lender (as determined immediately prior to giving effect to such assignment), plus all Obligations then due, other than the Loans and other than any interest described above, attributable to such portion of the Loans so assigned. If the Borrower does not make payment of such amounts at or prior to the time of assignment by Conduit Lender to Committed Lenders, such amount shall be paid by Committed Lender to the Conduit Lender as additional consideration for the interests assigned to the Committed Lender and, except to the extent the Borrower makes payment of such amounts to the Committed Lender when due, the amount of the “Loans” hereunder held by Committed Lender shall be increased by an amount equal to the additional amount so paid by Committed Lender.

(c) Administration of Agreement after Assignment from Conduit Lender to Committed Lenders following the Conduit Investment Termination Date. After any assignment in whole by Conduit Lender to Committed Lenders pursuant to this Section 11.11 at any time on or after its Conduit Investment Termination Date (and the payment of all amounts owing to Conduit Lender in connection therewith), all rights of the related Administrator set forth herein shall be given to the Funding Agent on behalf of Committed Lenders instead of such Administrator.

(d) Payments to Funding Agent. After any assignment in whole by Conduit Lender to Committed Lenders pursuant to this Section 11.11 at any time on or after its Conduit Investment Termination Date, all payments to be made hereunder by Borrower to the Funding Agent for the benefit of Conduit Lender shall be made to the account specified by the applicable Funding Agent in writing to the Funding Agent and the Borrower.

(e) Recovery of Loans. In the event that the aggregate of the Assignment Amounts paid by the Committed Lender with respect to any Lender Group pursuant to this Section 11.11 on any Assignment Date occurring on or after the Conduit Investment Termination Date for the Conduit Lender is less than the Loans of Conduit Lender on such Assignment Date, then to the extent that payments or deposits thereafter received and applied by the Funding Agent with respect to the Lender Group under Section 3.03 in respect of Loans exceed the aggregate of the unrecovered Assignment Amounts and Loans funded by Committed Lenders, such excess shall be remitted by the Funding Agent to such Conduit Lender.

11.12 Replacement of Funding Party or Lender Group. If Borrower is entitled to replace a Funding Party pursuant to the provisions of Section 4.06 (in any such case, an “Affected Funding Party”), then Borrower may, at its sole expense and effort:

(a) by notice to the applicable Funding Party, and with the consent of the Funding Agent and such Funding Party’s Funding Agent (not to be unreasonably withheld or delayed), elect to replace such Affected Funding Party as a Funding Party to this Credit Agreement with an Eligible Assignee procured by Borrower, provided that no Potential Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided, further that, concurrently with such replacement such Eligible Assignee shall agree to purchase for cash the Loans and other Obligations due to the Affected Funding Party pursuant to an Assignment and Assumption Agreement and to become a Funding Party for all purposes under this Credit Agreement and to assume all obligations of the Affected Funding Party to be terminated as of such date. Any such Affected Funding Party shall assign its rights and interests hereunder (other than its existing rights to payment pursuant to Sections 4.01 and 4.04), such assignment to be effected in compliance with the requirements of Section 11.10. In the event that such an assignment occurs, the Eligible Assignee: (i) if requested by the applicable Funding Agent, shall execute (either directly or through a participation agreement, as determined by the Funding Agent) a Liquidity Agreement related to the Conduit Lender, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement by the Committed Lender with respect to the applicable Liquidity Agreement (or which shall be otherwise reasonably satisfactory to the applicable Funding Agent); and (ii) shall take such actions as the Agents shall reasonably request in connection therewith. A Funding Party shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Funding Party or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply; and

(b) by notice to each member of the applicable Funding Party’s Lender Group, and with the consent of the Funding Agent (not to be unreasonably withheld or delayed), elect to replace the Affected Funding Party’s Lender Group with a Lender Group procured by Borrower, provided that no Potential Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided, further that, concurrently with such replacement the Lenders in such replacement Lender Group shall agree to purchase for cash the Loans and other Obligations due to each Lender in the Affected Funding Party’s Lender Group pursuant to one or more Assignment and Assumption Agreements and to become a Funding Party for all purposes under this Credit Agreement and to assume all obligations of each Lender in the Affected Funding Party’s Lender Group to be terminated as of such date. Each Lender in the Affected Funding Party’s Lender Group shall assign its rights and interests hereunder, such assignment to be effected in compliance with the requirements of Section 11.10.

11.13 Maximum Rate. Regardless of any provision contained in any of the Loan Documents, Funding Party shall never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that Funding Party ever receive, collect or apply as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrower and Funding Party shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, each applicable Funding Party shall refund to the Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, Funding Parties shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date.

11.14 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

11.15 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Funding Agent, each Funding Agent, and each Lender, regardless of any investigation made by Funding Agent, any Funding Agent, or any Lender or on their behalf and notwithstanding that Funding Agent, any Funding Agent, or any Lender may have had notice or knowledge of any Potential Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.16 Limited Liability of Investors. None of the Investors shall have any personal, partnership, corporate or trust liability for the payment or performance of the Obligations. Nothing contained in this Section 11.16 or in any of the other provisions of the Loan Documents shall be construed to limit, restrict, or impede the obligations, the liabilities, and indebtedness of the Borrower, or of any Investor to make its Capital Contributions to the Fund in accordance with the terms of its Operating Agreement and its Subscription Agreement. Notwithstanding anything contained in this Section 11.16, the payment and performance of the Obligations shall be fully recourse to Borrower and its properties and assets.

11.17 Confidentiality. Funding Agent, each Funding Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its and its Affiliates’ respective partners, directors, officers, employees, representatives, advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that the Funding Agent, Funding Agent or Lender disclosing such information shall be liable for any disclosure in violation hereof by any of its own partners, directors, officers, employees, representatives, advisors and agents, including accountants, legal counsel and other advisors); (b) to the extent required or requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement or the Loan Documents; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or under any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to: (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement; or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information: (x) becomes publicly available other than as a result of a breach of this Section; (y) becomes available to Funding Agent, any Funding Agent, or any Lender on a nonconfidential basis from a source other than Borrower; or (z) was independently developed by any Agent or any Lender or (i) subject to an agreement containing provisions substantially the same as those of this Section, to the National Association of Insurance Commissioners or any other similar organization or any rating agency, Commercial Paper dealer first loss provider, service provider, provider of credit enhancement or liquidity to Conduit Lender or any Person providing financing to, or holding equity interest in, Conduit Lender, any to any officers, directors, employees, outside accountants or attorneys of any of the foregoing. For the purposes of this Section, “Information” means all information received from or on behalf of Borrower relating to Borrower or any of their Subsidiaries or Affiliates or its or their business, other than any such information that is available to Funding Agent, any Funding Agent or any Lender on a non-confidential basis prior to disclosure by such Person; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.18 USA Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Funding Agent, as applicable, to identify Borrower in accordance with the Patriot Act.

11.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Credit Agreement provided by Funding Agent, are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Funding Agent, on the other hand; (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) Funding Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person; and (ii) Funding Agent has no obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) Funding Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Funding Agent has no obligation to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Funding Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.20 No Bankruptcy Petition Against Conduit Lender. Each of the parties hereto hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other rated indebtedness of Conduit Lender, it will not institute against, or encourage, cooperate with or join any other Person in instituting against, Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the law of the United States or any state of the United States. The provisions of this Section shall survive the termination of this Credit Agreement.

11.21 No Recourse Against Conduit Lender. Notwithstanding anything to the contrary contained in this Credit Agreement, the obligations of Conduit Lender under this Credit Agreement and all other Loan Documents are solely the corporate obligations of Conduit Lender and shall be payable solely to the extent of funds received by Conduit Lender from the Borrower in accordance herewith or from any party to any Loan Document in accordance with the terms thereof in excess of funds necessary to pay Conduit Lender’s matured and maturing Commercial Paper or other rated indebtedness and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against Conduit Lender but shall continue to accrue. The payment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any party to this Credit Agreement or any other Loan Document against Conduit Lender shall be subordinated to the payment in full of all of Conduit Lender’s Commercial Paper and other rated indebtedness. No recourse under or with respect to any obligation, covenant or agreement of Conduit Lender as contained in this Credit Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any manager or administrator of such Person or any incorporator, stockholder, member, officer, employee or director of such Person or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise. The provisions of this Section shall survive the termination of this Credit Agreement.

11.22 Excess Funds. Notwithstanding any provisions contained in this Credit Agreement to the contrary, Conduit Lender shall not, nor shall Conduit Lender be obligated to, pay any amount pursuant to this Credit Agreement unless (i) Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) Conduit Lender could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing its securitization program or (y) all of Conduit Lender’s commercial paper notes are paid in full. Any amount which Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the United States Bankruptcy Code) against or obligation of Conduit Lender for any such insufficiency unless and until Conduit Lender satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section shall survive the termination of this Credit Agreement.

11.23 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Funding Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic

Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.24 Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to Funding Agent o, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by Funding Agent and when Funding Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by fax or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

11.25 Entire Agreement. THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Remainder of page intentionally left blank

signature pages follow.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:

TCW DL BRIDGE, LLC

By:	/s/ Richard M. Villa
	Name:	Richard M. Villa
	Title:	Managing Director, Chief Financial Officer

Signature Page to

Revolving Credit Agreement

FUNDING AGENT AND LENDER:

NATIXIS, NEW YORK BRANCH, as Funding Agent and Committed Lender for the Natixis Lender Group

By:	/s/ Kevin Alexander
	Name:	Kevin Alexander
	Title:	Managing Director

By:	/s/ Nick Mitra
	Name:	Nick Mitra
	Title:	Executive Director

Signature Page to

Revolving Credit Agreement

Schedule 1.01

COMMITMENTS AND LENDER GROUPS

September 22, 2014

Name of Lender Group	Funding Agent	Committed Lender	Conduit Lender	Commitment of Committed Lender
Natixis	Natixis, New York Branch	Natixis, New York Branch	None	$200,000,000

Schedule 1.01

Schedule 11.06

ADDRESSES FOR NOTICE

If to Borrower:		If to Funding Agent:

c/o The TCW Group, Inc.		Natixis, New York Branch
865 S. Figueroa Street		1251 Avenue of Americas, 4th Floor
Los Angeles, California 90017		New York, New York 10020
Attention:	Meredith Jackson	Attention: Hank Sandlass
Telephone:	(213) 244-0896	Phone: (212) 891-5868
Email: meredith.jackson@tcw.com		Fax: (212) 891-5780
Email: hank.sandlass@us.natixis.com

With a copy to:

Natixis, New York Branch
1251 Avenue of the Americas, 5th Floor
New York, NY 10020
Attention: Legal Department
Phone: (212) 891-6100
Fax: (212) 891-1922
Email: legal.notices@us.natixis.com

Schedule 11.06

EXHIBIT A

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

Schedule of Investors

(as of September 22, 2014)

Original Commitment
Included Investors
Harvard Management Private Equity Corporation	$150,000,000
Central Georgia Health Systems, Inc.	$24,000,000
Hamilton Health Care System, Inc.	$20,000,000
UPMC Health System Trust	$12,000,000
Wellesley College	$10,000,000
The Retirement Plan of Central Georgia Health Systems, Inc.	$10,000,000
UPMC Basic Retirement Plan Master Trust	$8,000,000
Central Georgia Senior Health, Inc. dba Carlyle Place	$2,000,000
Saint Francis Hospital	$2,000,000

Subtotal - Included Investors	$238,000,000.00

Designated Investors
Colcom Foundation	$10,000,000
Tredegar Corporation Master Trust	$10,000,000
Medcen Community Health Foundation, Inc.	$3,000,000

Subtotal - Designated Investors	$23,000,000.00

Non-Borrowing Base Investors
Kevin J. Sheehan	$10,000,000
Richard A. D’Amore	$9,000,000
The Ravich Revocable Trust of 1989	$5,000,000
Tad Rivelle	$5,000,000
Richard T. Miller	$5,000,000
Beatrice B. Trust u/a dtd 5/1/83 as amended	$4,000,000
Oscar L. Tang Grandchildren’s Trust	$3,500,000
James S. Bold	$3,000,000
The Tang Fund	$2,000,000
David Robbins	$1,500,000
Michael T. Tang Trust dtd 4/18/13	$1,000,000
Oscar L. Tang Grantor Trust	$1,000,000
Penelope D. Foley Living Trust	$1,000,000
Sovereign Axis Assets, LLC	$1,000,000
Matthew J. Whitcomb	$1,000,000
August Associates	$750,000
Trust u/w Frances Y. Tang, Article 4th	$750,000
Kyle O’Neill Rollover IRA, BNY Mellon as Custodian fbo	$650,000
Mark Gertzof	$460,000
Susan J. Leader Rollover IRA, BNY Mellon as Custodian	$400,000
Christine M. Martin	$250,000
Arentsen Family Trust	$200,000
Karen E. Simeone and Jerome S. Romano JTWROS	$175,000
Jeffrey and Martine Anderson 1999 Trust	$150,000
Joseph Carieri Rollover IRA, BNY Mellon as Custodian	$100,000
James Donald Synborski	$100,000

Subtotal – Non-Borrowing Base Investors	$56,985,000.00

Total Investor Commitments	$317,985,000.00

Exhibit A

EXHIBIT B

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

REVOLVING CREDIT NOTE

$	, 20

1.	FOR VALUE RECEIVED, TCW DL BRIDGE, LLC, a Delaware limited liability company (“Maker”), hereby unconditionally promises to pay to (“Payee”), at the principal office of Natixis, New York Branch, as Funding Agent (“Funding Agent”) for the Lender Group under the Credit Agreement referred to below or such other office as Funding Agent designates, the principal sum of AND NO/100 DOLLARS ($XX), or, if less, the unpaid principal amount of the Loans, together with accrued interest thereon, in lawful money of the United States of America.

2.	This promissory note (this “Note”) has been executed and delivered pursuant to that certain Revolving Credit Agreement, dated as of September 22, 2014 (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”), by and among TCW DL Bridge, LLC, as borrower, Natixis, New York Branch, as Funding Agent, and the lenders party thereto, and is one of the “Notes” referred to therein. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement. This Note evidences Loans made under the Credit Agreement, and the holder of this Note shall be entitled to the benefits provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a statement of: (a) the obligation of Payee to make advances thereunder; (b) the prepayment rights and obligations of Maker; (c) the collateral for the repayment of this Note; and (d) the events upon which the maturity of this Note may be accelerated. Maker may borrow, repay and reborrow upon the terms and conditions specified in the Credit Agreement.

3.	The unpaid principal amount of this Note shall be payable in accordance with the terms of Sections 3.03 and 11.13 of the Credit Agreement.

4.	The unpaid principal amount of this Note shall bear interest from the date of borrowing until maturity in accordance with Sections 2.05 and 11.13 of the Credit Agreement. Interest on this Note shall be payable in accordance with Sections 3.02, 3.03, and 11.13 of the Credit Agreement.

5.	All Borrowings and continuations of Loans hereunder, and all payments made with respect thereto, may be recorded by Payee from time to time on grid(s) which may be attached hereto, or Payee may record such information by such other method as Payee may generally employ; provided, however, that failure to make any such entry shall in no way reduce or diminish Maker’s obligations hereunder. The aggregate unpaid amount of all Borrowings and continuations of Loans set forth on grid(s) which may be attached hereto shall be rebuttably presumptive evidence of the unpaid principal amount of this Note or under the Credit Agreement.

6.

If this Note, or any installment or payment due hereunder, is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after maturity, Maker agrees to pay all out-of-pocket costs of collection, including, but not limited to, attorneys’ fees incurred by the holder hereof and costs of appeal, in

Exhibit B – Page 1

each case, as provided in the Credit Agreement. All past-due principal of, and, to the extent permitted by applicable Law, past-due interest on, this Note shall bear interest until paid at the Default Rate as provided in the Credit Agreement.

7.	Maker and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note, jointly and severally waive demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

8.	Pursuant to Section 5-1401 of the New York General Obligations Law, the substantive laws of the State of New York, without regard to the choice of law principles that might otherwise apply, and the applicable federal Laws of the United States of America, shall govern the validity, construction, enforcement and interpretation of this Note.

9.	Reference is hereby made to Section 11.16 of the Credit Agreement regarding the non-personal liability of the Investors, the provisions of which are hereby incorporated by reference in this Note as if fully set forth herein, for the payment and performance of Maker’s obligations hereunder.

10.	This Note is subject to the provisions of Section 11.07(b) (Submission of Jurisdiction), Section 11.07(c) (Waiver of Venue), Section 11.07(d) (Service of Process) and Section 11.08 (Waiver of Jury Trial), each of which is incorporated by reference herein.

MAKER:

TCW DL BRIDGE, LLC

By:
Name:
Title:

Exhibit B – Page 2

EXHIBIT C

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

LOAN NOTICE

            , 20

Natixis, New York Branch
1251 Avenue of the Americas, 4th Floor
New York, NY 10020
Attention:	Hank Sandlass
Telephone:	(212) 891-5868
Telecopy:	(212) 891-5780
Email: hank.sandlass@us.natixis.com

with a copy to

versailles_transactions@us.natixis.com

Ladies and Gentlemen:

This Loan Notice is executed and delivered by TCW DL BRIDGE, LLC, a Delaware limited liability company (“Borrower”), to Natixis, New York Branch, as funding agent (“Funding Agent”), pursuant to Section 2.02 of that certain Revolving Credit Agreement, dated as of September 22, 2014 (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”), by and among Borrower, Funding Agent, and the lenders party thereto. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Complete the following:

1. Borrower hereby request[s] (check one box only):

☐	A Borrowing	☐	A conversion or continuation of Loans

(a)	On (a Business Day)

(b)	In the amount of $

(c)	[If any portion of the Borrowing is not to be funded by a Conduit Lender through the issuance of Commercial Paper, such portion shall be a [Base Rate Loan] [Eurodollar Rate Loan] [Floating LIBOR Rate Loan] (it being understood that if any Conduit Lender elects to fund any portion of a Loan through its Liquidity Provider, the interest rate (for the period prior to the time such portion of such Loan is funded through the issuance of Commercial Paper) which shall apply to such portion of such Borrowing shall be determined in the reasonable discretion of the applicable Funding Agent.]

Exhibit C – Page 1

(d)	[For a LIBOR Rate Loan: with an Interest Period of [1 week][1 month][2 months][3 months] [6 months].]

(e)	[For a conversion: the [Eurodollar][Base][Floating LIBOR] Rate Loans referenced in clause (b) shall be converted to [Eurodollar][Base] [Floating LIBOR] Rate Loans.]

2.	In connection with the [Borrowing] [continuation] [conversion] requested herein, Borrower[s] hereby represent[s], warrant[s], and certif[y][ies] to Funding Agent for the benefit of Lenders that:

(a)	On and as of the date of such Borrowing, the statements contained in Sections 5.02(a) and 5.02(b) are accurate;

(b)	Following the requested [Borrowing] [continuation] [conversion], the Principal Obligation will be $ ;

(c)	After giving effect to such [Borrowing] [continuation] [conversion], the Principal Obligation on and as of the date of such [Borrowing] [continuation] [conversion] will not exceed the Available Commitment on and as of such date; and

(d)	Subject to Section 2.02(b), set forth on Schedule I to this Loan Notice (which shall be the Borrowing Base Certificate for purposes of this Loan Notice) are: (i) the Capital Commitments of Borrowing Base Investors; (ii) the Unfunded Commitments of Borrowing Base Investors; and (iii) a calculation of the Available Commitment, in each case, on and as of the date of [Borrowing] [continuation] [conversion] requested herein.

3.	Following are Borrower’s instructions for distribution of loan proceeds (appropriate wire instructions, etc.):

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE(S) FOLLOW.

Exhibit C – Page 2

This Loan Notice is executed on             , 20    .

BORROWER:

TCW DL BRIDGE, LLC

By:
Name:
Title:

Signature Page to

Loan Notice

SCHEDULE I

DATED AS OF             , 20

Calculation of Available Commitment

Borrowing Base Investors	Capital Commitment	Unfunded Commitment
[NAMES]

Unfunded Commitments of Included Investors:	$	[A]
[A] multiplied by 90%:	$	[B]
Unfunded Commitments of Designated Investors:	$	[C]
[C] multiplied by 60%[1]:	$	[D]
Borrowing Base (sum of [B] and [D])		[E]
Maximum Commitment:	$	[F]
Available Commitment (lesser of [E] and [F]):	$	[G]
Principal Obligation:	$	[H]
Maximum amount of Loans to be advanced ([G] less [H]):	$	[I]

[1]	Subject to Aggregate Concentration Limit and Individual Concentration Limit

Exhibit C – Schedule

EXHIBIT D

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

RESERVED

Exhibit D – Schedule

EXHIBIT E

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of September 22, 2014 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), made by TCW DL BRIDGE, LLC, a Delaware limited liability company (“Grantor”), in favor of NATIXIS, NEW YORK BRANCH, for the benefit of the Secured Parties (as defined in the Credit Agreement) (“Secured Party”).

WHEREAS, on the date hereof, the Lenders agreed from time to time to make loans to Grantor under that certain Revolving Credit Agreement of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Grantor, as borrower (“Borrower”), Secured Party, as Funding Agent and Committed Lender, and the lenders party thereto from time to time (the “Lenders”);

WHEREAS, this Agreement is given by Grantor in favor of Secured Party to secure the payment and performance of all of the Secured Obligations (defined below); and

WHEREAS, it is a condition to the obligations of Secured Party to make loans under the Credit Agreement that Grantor execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS.

(a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement.

(b) Unless otherwise specified herein, all references to Sections and Schedules herein are to Sections and Schedules of this Agreement.

(c) Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.

(d) For purposes of this Agreement, the following terms shall have the following meanings:

“Collateral” has the meaning set forth in Section 2.

“Event of Default” has the meaning set forth in the Credit Agreement.

Exhibit E

“Secured Obligations” means the Obligations as defined in the Credit Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such state.

2. GRANT OF SECURITY INTEREST. As collateral security for the prompt and complete payment and performance when due in full of the Secured Obligations, Grantor hereby grants to Secured Party, and hereby creates a Lien on and a security interest in favor of Secured Party in and to all of its right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (collectively, the “Collateral”):

(a) all fixtures and personal property of every kind and nature including all accounts, goods (including inventory and equipment), documents (including, if applicable, electronic documents), instruments, promissory notes, chattel paper (whether tangible or electronic), letters of credit, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), securities and all other investment property, commercial tort claims described on Schedule 1 hereof as supplemented by any written notification given by Grantor to Secured Party pursuant to Section 4(d), general intangibles (including, without limitation, all Loan Sale Agreements, the Acknowledgment and Undertaking Agreement and all payment intangibles), money, deposit accounts, and any other contract rights or rights to the payment of money;

(b) all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing; and

(c) to the extent not otherwise included, all Proceeds and products of each of the foregoing.

3. RESERVED.

4. PERFECTION OF SECURITY INTEREST AND FURTHER ASSURANCES.

(a) Grantor shall, from time to time, as may be required by Secured Party with respect to all Collateral, immediately take all actions as may be requested by Secured Party to perfect the security interest of Secured Party in the Collateral, including, without limitation, with respect to all Collateral over which “control” may be obtained within the meaning of Sections 8-106, 9-105, 9-106 and 9-107 of the UCC, Grantor shall immediately take all actions as may be reasonably requested from time to time by Secured Party so that control of such Collateral is obtained and at all times held by Secured Party. All of the foregoing shall be at the sole cost and expense of Grantor.

(b) Grantor hereby irrevocably authorizes Secured Party at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by Grantor hereunder, without the signature of Grantor where permitted by law, including the filing of a financing statement describing the Collateral as all assets now owned or hereafter acquired by Grantor, or words of

Exhibit E – Page 3

similar effect. Grantor agrees to provide all information required by Secured Party pursuant to this Section 4(b) promptly to Secured Party upon request.

(c) If Grantor shall at any time hold or acquire any certificated securities, promissory notes, tangible chattel paper, negotiable documents or warehouse receipts relating to the Collateral, Grantor shall immediately endorse, assign and deliver the same to Secured Party, accompanied by such instruments of transfer or assignment duly executed in blank as Secured Party may from time to time specify.

(d) If Grantor shall at any time hold or acquire a commercial tort claim, Grantor shall (i) immediately notify Secured Party in a writing signed by Grantor of the particulars thereof and grant to Secured Party in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Secured Party and (ii) deliver to Secured Party an updated Schedule 1.

(e) If any Collateral is at any time in the possession of a bailee, Grantor shall promptly notify Secured Party thereof and, at Secured Party’s request and option, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to Secured Party, that the bailee holds such Collateral for the benefit of Secured Party and the bailee agrees to comply, without further consent of Grantor, at any time with instructions of Secured Party as to such Collateral.

(f) Grantor agrees that at any time and from time to time, at the expense of Grantor, to promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

5. REPRESENTATIONS AND WARRANTIES. Grantor represents and warrants as follows:

(a) The Collateral consisting of securities have been duly authorized and validly issued, and are fully paid and non-assessable (other than securities in limited liability companies and partnerships) and subject to no options to purchase or similar rights. Grantor holds no commercial tort claims except as indicated on Schedule 1. None of the Collateral constitutes, or is the proceeds of, “farm products” as defined in Section 9-102(a)(34) of the UCC. None of the account debtors or other persons obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral.

(b) At the time the Collateral becomes subject to the Lien and security interest created by this Agreement, Grantor will be the sole, direct, legal and beneficial owner thereof, free and clear of any Lien except for the security interest created by this Agreement and other Permitted Liens.

(c) The pledge of the Collateral pursuant to this Agreement creates a valid and perfected security interest in favor of the Secured Party in the Collateral subject, in the case of all Collateral in which a security interest may be perfected by filing of a financing statement under the UCC, the completion of such filings.

Exhibit E – Page 4

(d) The Grantor has full power, authority and legal right to pledge the Collateral pursuant to this Agreement.

(e) This Agreement has been duly authorized, executed and delivered by Grantor and constitutes a legal, valid and binding obligation of Grantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to equitable principles (regardless of whether enforcement is sought in equity or at law).

(f) Other than as otherwise required under the this Agreement, the Credit Agreement or other Loan Documents, no authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the borrowing of the Loans and the pledge by Grantor of the Collateral pursuant to this Agreement or for the execution and delivery of the Credit Agreement, the other Loan Documents and this Agreement by Grantor or the performance by Grantor of its obligations thereunder.

(g) The execution and delivery of this Agreement by Grantor and the performance by Grantor of its obligations hereunder, will not violate any provision of any applicable law or regulation or any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, applicable to Grantor or any of its property, or the organizational or governing documents of Grantor or any agreement or instrument to which Grantor is party or by which it or its property is bound.

(h) Grantor has taken all action reasonably required on its part for “control (as defined in Sections 8-106, 9-105, 9-106 and 9-107 of the UCC, as applicable) to have been obtained by Secured Party over all Collateral with respect to which such control may be obtained pursuant to the UCC. Grantor has taken all reasonable actions required to ensure that no person other than Secured Party has control or possession of all or any part of the Collateral.

6. VOTING, DISTRIBUTIONS AND RECEIVABLES.

(a) Secured Party agrees that unless an Event of Default shall have occurred and be continuing, Grantor may, to the extent Grantor has such right as a holder of the Collateral consisting of securities, other equity interests or indebtedness owed by any obligor, vote and give consents, ratifications and waivers with respect thereto, except to the extent that, in Secured Party’s reasonable judgment, any such vote, consent, ratification or waiver could detract from the value thereof as Collateral or which could be inconsistent with or result in any violation of any provision of the Credit Agreement or this Agreement, and from time to time, upon request from Grantor, Secured Party shall deliver to Grantor suitable proxies so that Grantor may cast such votes, consents, ratifications and waivers.

(b) Secured Party agrees that Grantor may, unless an Event of Default shall have occurred and be continuing, receive and retain all cash dividends and other distributions with respect to the Collateral consisting of securities, other equity interests or indebtedness owed by any obligor.

(c) If any Event of Default shall have occurred and be continuing, Secured Party may, or at the request and option of Secured Party Grantor shall, notify account debtors and other persons obligated on any of the Collateral of the security interest of Secured Party in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to Secured Party.

Exhibit E – Page 5

7. COVENANTS. Grantor covenants as follows:

(a) Grantor will not, without providing at least thirty (30) days’ prior written notice to Secured Party, change its legal name, identity, type of organization, jurisdiction of organization, corporate structure, location of its chief executive office or its principal place of business or its organizational identification number. Grantor will, prior to any change described in the preceding sentence, take all actions reasonably requested by Secured Party to maintain the perfection and priority of Secured Party’s security interest in the Collateral.

(b) The Collateral, to the extent not delivered to Secured Party pursuant to Section 4, will be kept at those locations disclosed to Secured Party and Grantor will not remove the Collateral from such locations without providing at least thirty (30) days’ prior written notice to Secured Party. Grantor will, prior to any change described in the preceding sentence, take all actions reasonably required by Secured Party to maintain the perfection and priority of Secured Party’s security interest in the Collateral.

(c) Grantor shall, at its own cost and expense, defend title to the Collateral and the Lien and security interest of Secured Party therein against the claim of any person claiming against or through Grantor and shall maintain and preserve such perfected security interest for so long as this Agreement shall remain in effect.

(d) Grantor will not sell, offer to sell, dispose of, convey, assign or otherwise transfer, grant any option with respect to, restrict, or grant, create, permit or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever on, any of the Collateral or any interest therein without the prior written consent of Secured Party.

(e) Grantor will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon. Grantor will permit Secured Party, or its designee, to inspect the Collateral at any reasonable time, wherever located.

(f) Grantor will pay promptly when due all taxes, assessments, governmental charges, and levies upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Agreement.

8. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Grantor hereby appoints Secured Party as Grantor’s attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise, from time to time during the continuance of an Event of Default in Secured Party’s discretion to take any action and to execute any instrument which Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement (but Secured Party shall not be obligated to and shall have no liability to Grantor or any third party for failure to do so or take action). This appointment, being coupled with an interest, shall be irrevocable. Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

9. SECURED PARTY MAY PERFORM. If Grantor fails to perform any obligation contained in this Agreement, during an Event of Default, Secured Party may itself perform, or cause performance of, such obligation, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantor; provided that Secured Party shall not be required to perform or discharge any obligation of Grantor.

Exhibit E – Page 6

10. REASONABLE CARE. Secured Party shall have no duty with respect to the care and preservation of the Collateral beyond the exercise of reasonable care. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Secured Party accords its own property, it being understood that Secured Party shall not have any responsibility for (a) ascertaining or taking action with respect to any claims, the nature or sufficiency of any payment or performance by any party under or pursuant to any agreement relating to the Collateral or other matters relative to any Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. Nothing set forth in this Agreement, nor the exercise by Secured Party of any of the rights and remedies hereunder, shall relieve Grantor from the performance of any obligation on Grantor’s part to be performed or observed in respect of any of the Collateral.

11.	REMEDIES UPON DEFAULT. If any Event of Default shall have occurred and be continuing:

(a) Secured Party, without any other notice to or demand upon Grantor, may assert all rights and remedies of a secured party under the UCC or other applicable law, including, without limitation, the right to take possession of, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the Collateral. If notice prior to disposition of the Collateral or any portion thereof is necessary under applicable law, written notice mailed to Grantor at its notice address as provided in Section 15 hereof ten (10) days prior to the date of such disposition shall constitute reasonable notice, but notice given in any other reasonable manner shall be sufficient. So long as the sale of the Collateral is made in a commercially reasonable manner, Secured Party may sell such Collateral on such terms and to such purchaser(s) as Secured Party in its absolute discretion may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law. Without precluding any other methods of sale, the sale of the Collateral or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property. At any sale of the Collateral, if permitted by applicable law, Secured Party may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, Grantor waives all claims, damages and demands it may acquire against Secured Party arising out of the exercise by it of any rights hereunder. Grantor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Secured Obligations or otherwise. At any such sale, unless prohibited by applicable law, Secured Party or any custodian may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither Secured Party nor any custodian shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto. Secured Party shall not be obligated to clean-up or otherwise prepare the Collateral for sale.

(b) All rights of Grantor to (i) exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 6(a) and (ii) receive the dividends and other distributions which it would otherwise be entitled to receive and retain pursuant to Section 6(b), shall immediately cease, and all such rights shall thereupon become vested in

Exhibit E – Page 7

Secured Party, which shall have the sole right to exercise such voting and other consensual rights and receive and hold such dividends and other distributions as Collateral.

(c) Any cash held by Secured Party as Collateral and all cash Proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in whole or in part by Secured Party to the payment of expenses incurred by Secured Party in connection with the foregoing or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Secured Party hereunder, including reasonable attorneys’ fees, and the balance of such proceeds shall be applied or set off against all or any part of the Secured Obligations in such order as Secured Party shall elect. Any surplus of such cash or cash Proceeds held by Secured Party and remaining after payment in full of all the Secured Obligations shall be paid over to Grantor or to whomsoever may be lawfully entitled to receive such surplus. Grantor shall remain liable for any deficiency if such cash and the cash Proceeds of any sale or other realization of the Collateral are insufficient to pay the Secured Obligations and the fees and other charges of any attorneys employed by Secured Party to collect such deficiency.

(d) If Secured Party shall determine to exercise its rights to sell all or any of the Collateral pursuant to this Section, Grantor agrees that, upon request of Secured Party, Grantor will, at its own expense, do or cause to be done all such acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

12. NO WAIVER AND CUMULATIVE REMEDIES. Secured Party shall not by any act (except by a written instrument pursuant to Section 14), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

13. SECURITY INTEREST ABSOLUTE. Grantor hereby waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. All rights of Secured Party and Liens and security interests hereunder, and all Secured Obligations of Grantor hereunder, shall be absolute and unconditional irrespective of:

(a) any illegality or lack of validity or enforceability of any Secured Obligation or any related agreement or instrument;

(b) any change in the time, place or manner of payment of, or in any other term of, the Secured Obligations, or any rescission, waiver, amendment or other modification of the Note, this Agreement or any other agreement, including any increase in the Secured Obligations resulting from any extension of additional credit or otherwise;

(c) any taking, exchange, substitution, release, impairment or non-perfection of any Collateral or any other collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for all or any of the Secured Obligations;

(d) any manner of sale, disposition or application of proceeds of any Collateral or any other collateral or other assets to all or part of the Secured Obligations;

(e) any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations;

Exhibit E – Page 8

(f) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, Grantor against Secured Party; or

(g) any other circumstance (including, without limitation, any statute of limitations) or manner of administering the Loans or any existence of or reliance on any representation by Secured Party that might vary the risk of Grantor or otherwise operate as a defense available to, or a legal or equitable discharge of, Grantor or any other grantor, guarantor or surety.

14. AMENDMENTS. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by Grantor therefrom shall be effective unless the same shall be in writing and signed by Secured Party and Grantor, and then such amendment, modification, supplement, waiver or consent shall be effective only in the specific instance and for the specific purpose for which made or given.

15. ADDRESSES FOR NOTICES. All notices and other communications provided for in this Agreement shall be in writing and shall be given in the manner and become effective as set forth in the Credit Agreement and addressed to the respective parties at their addresses as set forth in the Credit Agreement or as to either party at such other address as shall be designated by such party in a written notice to each other party.

16. CONTINUING SECURITY INTEREST; FURTHER ACTIONS. This Agreement shall create a continuing Lien and security interest in the Collateral and shall (a) subject to Section 17, remain in full force and effect until payment and performance in full of the Secured Obligations, (b) be binding upon Grantor, its successors and assigns, and (c) inure to the benefit of Secured Party and its successors, transferees and assigns; provided that Grantor may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Secured Party, such consent not to be unreasonably withheld. Without limiting the generality of the foregoing clause (c), any assignee of Secured Party’s interest in any agreement or document which includes all or any of the Secured Obligations shall, upon assignment in accordance with Section 11.10 of the Credit Agreement, become vested with all the benefits granted to Secured Party herein with respect to such Secured Obligations.

17. TERMINATION; RELEASE. On the date on which all Secured Obligations have been paid and performed in full (other than contingent indemnification or expense reimbursement obligations), Secured Party will, at the request and sole expense of Grantor, (a) duly assign, transfer and deliver to or at the direction of Grantor (without recourse and without any representation or warranty) such of the Collateral as may then remain in the possession of Secured Party, together with any monies at the time held by Secured Party hereunder, and (b) execute and deliver to Grantor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement.

18. GOVERNING LAW. This and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

19. COUNTERPARTS. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. This

Exhibit E – Page 9

Agreement shall constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

[SIGNATURE PAGE FOLLOWS]

Exhibit E – Page 10

IN WITNESS WHEREOF, Grantor has executed this Agreement as of the date first above written.

TCW DL BRIDGE, LLC, as Grantor

By: The TCW Group, Inc., as manager

By:
Name:
Title:

Signature Page to

Security Agreement

NATIXIS, NEW YORK BRANCH,
as Secured Party

By:
Name:
Title:

Signature Page to

Security Agreement

SCHEDULE 1

COMMERCIAL TORT CLAIMS

None.

Schedule 1	Exhibit E

EXHIBIT F

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

ACKNOWLEDGMENT AND UNDERTAKING AGREEMENT

This ACKNOWLEDGEMENT AGREEMENT (this “Agreement”) is made as of September 22, 2014, by TCW DIRECT LENDING LLC, a Delaware limited liability company (“Fund”), for the benefit of TCW DL BRIDGE, LLC, a Delaware limited liability company (the “Company”).

Recitals

A. Loan Sale Agreements. From time to time, Fund and Company shall enter into Loan Sale Agreements (as defined in the Credit Agreement).

B. Credit Agreement. Fund acknowledges that in connection with the Revolving Credit Agreement, dated as of September 22, 2014 (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”), among Company and Natixis, New York Branch, as funding agent (“Funding Agent”) and committed lender, Company has pledged all of its assets, including all Loan Sale Agreements and all other agreements Company may enter from time to time (including this Agreement).

C. Undertaking. In order to satisfy its payment obligations under the Loan Sale Agreements (which shall be based on an amount not less than the principal amount of the underlying loans funded by the Company (net of any OID and closing fees), plus all accrued and unpaid interest on such loans as of the date transferred (collectively, the “LSA Obligations”), Fund shall draw down capital contributions from time to time from the Members on a pro rata basis pursuant to, and in accordance with, the Second Amended and Restated Limited Liability Company Agreement of Fund, dated as of September 19, 2014 (as the same may be amended, restated, modified and supplemented from time to time, the “Operating Agreement”), and Fund acknowledges that Company is relying on such undertaking in order to enter into, and perform its obligations under, such Loan Sale Agreements and the Credit Agreement.

D. Defined Terms. Terms used herein that are not otherwise defined shall have the meanings assigned to them in the Operating Agreement or, if not defined therein, the Credit Agreement.

Agreements and Undertakings

1.	Agreements and Undertakings by Fund. In connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and under the Loan Sale Agreements, Fund covenants and agrees that on or before November 10, 2014, it shall call sufficient capital under the Operating Agreement to punctually meet any LSA Obligations under the Loan Sale Agreement in full as and when they become due. As of the date hereof, the aggregate Unfunded Commitment of Members under the Operating Agreement is approximately $317,985,000.

(a) Fund acknowledges and agrees that monetary damages are not, and will not be, an adequate remedy to redress an actual or alleged breach of this Section 1, and that an actual or

Exhibit F - Page 1

alleged breach of this Section 1 by Fund would cause irreparable harm to Company. Accordingly, Fund acknowledges and agrees that upon any breach of this Section 1 by Fund, Company shall be entitled to equitable relief, in addition to any other relief available, including without limitation the remedies of specific performance, temporary or permanent injunction and/or declaratory judgment, without any requirement to prove actual damages or post a bond, and Fund further agrees to waive any and all defenses or claims that Company is not entitled to such equitable relief, or that equitable relief is not otherwise available to Company due to the alleged sufficiency or availability of remedies at law, including monetary damages, or that Company is seeking such equitable remedies in bad faith. Notwithstanding anything herein to the contrary, failure to comply with this Section 1 shall be an immediate default and not subject to any grace period.

2.	Representations and Warranties. In order to induce Company to enter into the Loan Sale Agreements (and Lenders to enter into the Credit Agreement), Fund does hereby represent and warrant to Company as of the date hereof as follows:

(a)	Organization and Good Standing of Fund. Fund is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in every jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not reasonably be expected to result in a Material Adverse Effect.

(b)	Authorization and Power. Fund has the requisite power and authority to execute, deliver, and perform its obligations under this Agreement, the Operating Agreement and the Loan Sale Agreements, and is duly authorized to, and has taken all action necessary, to execute, deliver, and perform its obligations under this Agreement, the Operating Agreement and Loan Sale Agreements and is and will continue to be duly authorized to perform its obligations under this Agreement, the Operating Agreement and the Loan Sale Agreements.

(c)	Compliance with Law. Fund is, to the best of its knowledge, in compliance in all material respects with all material laws, rules, regulations, orders, and decrees which are applicable to it or its respective properties, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

(d)	No Defenses. Fund knows of no default or circumstance which with the passage of time and/or notice would constitute a default under the Operating Agreement which would constitute a defense to the obligations of the Members to make its capital contributions to Fund in accordance with the Subscription Agreements or the Operating Agreement, and has no knowledge of any claims of offset or any other claims of any Member against Fund which would or could diminish or adversely affect the obligations of such Member to make Capital Contributions and fund Capital Calls in accordance with Subscription Agreements (and any related Side Letters between the Members and Fund which have been provided to Funding Agent) or the Operating Agreement.

(e)

Capital Commitments and Contributions. There are no Capital Call Notices outstanding except as otherwise disclosed in writing to Company. Except as notified to Company, no Member is in default under the Operating Agreement or its Subscription Agreement. Fund has become entitled under the terms of the Operating Agreement and

Exhibit F - Page 2

the Subscription Agreements to make Capital Calls. Any Side Letter that has been executed by a Member and the Company has been provided to the Company.[2]

(f)	Foreign Asset Control Laws. Fund has policies and procedures in place which are reasonably designed to comply with all applicable United States anti-money laundering laws and regulations, including, without limitation, applicable provisions of the USA Patriot Act of 2001 (“KYC Compliance”). Prior to the Closing Date, each Member has satisfied KYC Compliance.

(g)	OFAC. Neither Fund, nor any of its Subsidiaries, nor, to the knowledge of Fund, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is Fund or any Subsidiary located, organized or resident in a Designated Jurisdiction.

(h)	Subscription Facility. Fund confirms that the Transactions are permitted under Section 4.3.1 of the Operating Agreement.

3.	Affirmative Covenants. Fund agrees that, for so long as the LSA Obligations remain unpaid (other than contingent indemnification and expense reimbursement obligations for which no claim has been made), unless otherwise agreed by Company (which in order for Company to agree, Fund acknowledges that Company is required to obtain the written consent of Funding Agent:

(a)	Reports and Documents. Fund will deliver to Company copies of the following:

(i)	Capital Call Notices. Promptly after the issuance thereof, a copy of each Capital Call Notice under Section 6.1 of the Operating Agreement delivered to a Member;

(ii)	Member Materials. Promptly after delivery to the Members, copies of all financial statements and reports from time to time prepared by Fund and furnished to the Members generally, including, without limitation, any notice of default, notice of election or exercise of any rights or remedies under the Subscription Agreements or the Operating Agreement or any notices relating in any way to any Member’s Capital Commitment; and

(iii)	Other Materials. Such other information concerning the business, properties, or financial condition of Fund as Company may reasonably request in connection with any Exclusion Event.

(b)	Notice of Default. Fund shall promptly notify Company in writing upon becoming aware: (i) that a Member has violated or breached any of the material terms of the Operating Agreement (a “Defaulting Member”); (ii) of the existence of any condition or event which, with the lapse of time or giving of notice or both would reasonably be expected to cause the Member to become a Defaulting Member; and (iii) of the existence of any condition or event which constitutes a Fund Default, or breach of any representation or covenant hereunder and specifying the nature and period of existence thereof and the action which Fund is taking or proposes to take with respect thereto.

[2]	Please confirm there are no Side Letters.

Exhibit F - Page 3

(c)	Other Notices. Fund will, promptly upon receipt of actual knowledge thereof, notify Company of any of the following events that would reasonably be expected to result in a Material Adverse Effect: (a) any change in the financial condition or business of Fund; (b) any default under any material agreement, contract, or other instrument to which Fund is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by Fund permitted hereunder; (c) any uninsured claim against or affecting Fund or any of its properties; or (d) the commencement of any litigation with any third party or any proceeding before any Governmental Authority affecting Fund which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect and any material determination with respect thereto.

(d)	Reserved.

(e)	Compliance with Operating Agreement and Use of Member Capital Contributions. Fund will use the proceeds of the Capital Contributions from the Members under the Operating Agreement only for such purposes as are permitted by the Operating Agreement.

(f)	Compliance with Law. Fund will comply in all material respects with all material laws, rules, regulations, and all orders of any Governmental Authority which are applicable to it or its respective properties, including, without limitation, ERISA, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

(g)	Action Upon Default by Members. Upon the failure of a Member to fund its respective Capital Contributions under the Operating Agreement, Fund will, upon the request of Company, exercise such rights and remedies available to Fund under the Operating Agreement as to such Member in order to cure any default under the Operating Agreement by the failure of such Member to fund its required Capital Contributions.

(h)	Books and Records; Access. Fund will give any representative of Company access during all business hours to, and permit its representatives to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of Fund and relating to its affairs, and to inspect any of the properties of Fund.

(i)	No Bankruptcy Petition Against Company. Fund hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of the LSA Obligations, it will not institute against, or encourage, cooperate with or join any other Person in instituting against Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the law of the United States or any state of the United States. The provisions of this Section 3(b)(i) shall survive the termination of this Agreement.

4.	Negative Covenants. Fund agrees that, for so long as the LSA Obligations remain unpaid (other than contingent indemnification and expense reimbursement obligations for which no claim has been made), unless otherwise agreed by Company (which in order for Company to agree, Fund acknowledges that Company is required to obtain the written consent of Funding Agent):

(a)	Mergers; Dissolution. Fund will not merge or consolidate with or into any Person (unless Fund is the surviving entity), or dissolve or terminate.

Exhibit F - Page 4

(b)	Negative Pledge. Fund will not create or suffer to exist any Lien upon the Fund Capital Commitment Rights (other than Permitted Liens).

(c)	Organizational Documents. Without the prior written consent of Company, Fund shall not alter, amend, modify, terminate, or change any provision of the Operating Agreement of Fund materially adversely affecting the Fund Capital Commitment Rights.

(d)	Transfer of Interests.

(i)	Transfers by Members. Fund shall promptly notify Company of any notice of transfer of any Membership Interest of any Member. In addition, Fund shall not consent to the transfer of any of the Membership Interest of any Member, without the prior written consent of Company, and Fund will not admit any new Member that has not satisfied KYC Compliance.

(ii)	Documentation Requirements. Fund shall give prior written notice to Company of the transfer by any Member of its Membership Interest, and shall deliver thereto copies of documents relating to such transfer and information about the transferee as reasonably required by Company as reasonably requested thereby. Company shall require that: (i) any Person admitted as a substitute or new Member (whether due to a transfer by an existing Member or otherwise) (a “Subsequent Member”) shall, as a condition to such admission, deliver its executed Subscription Agreement and, if applicable, its Side Letter to Company in its reasonable discretion; and (ii) any existing Member that is a transferee from another Member shall provide confirmation of its obligations under its Subscription Agreement with respect to any increase in its Capital Commitment relating to such transfer, and, to the extent not addressed in the documentation previously delivered by such Member, evidence of its authority to assume such increased Capital Commitment, all as satisfactory to Company in its reasonable discretion.

(e)	Capital Commitments. Fund shall not: (i) without the prior written approval of Company, cancel, reduce, excuse, suspend or defer the Capital Commitment of any Investor; or (ii) excuse any Member from or permit any Member to defer any Capital Contribution, if the proceeds from the related Capital Call Notice are to be applied to the LSA Obligations.

(f)	ERISA Compliance. Fund will not establish or maintain any Plan.

(g)	Limitations on Distributions. Fund will not make any payment of dividends or distributions to the Members at any time that an Event of Default or Potential Default (each, as defined in the Credit Agreement) has occurred and is continuing.

(h)	Limitation on Indebtedness. Fund will not incur any Indebtedness.

5.

Notice. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder will be in writing and will be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address

Exhibit F - Page 5

specified below; or (c) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below:

If to Company:

c/o The TCW Group, Inc.
865 S. Figueroa Street
Los Angeles, California 90017
Attention:	Meredith Jackson
Email:	meredith.jackson@tcw.com

If to Fund:

c/o TCW Direct Lending LLC.
865 S. Figueroa Street
Los Angeles, California 90017
Attention:	Meredith Jackson
Email:	meredith.jackson@tcw.com

6.	Miscellaneous.

(a)	GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)	No Third Party Beneficiaries; Collateral Assignment. Nothing expressed or referred to in this Agreement will be construed to give any Person other than Company any legal right or equitable right, remedy or claim under or with respect to this Agreement of any provision of this Agreement; provided, however, this Agreement may be collaterally assigned by Company to Funding Agent, for the benefit of the Lenders under the Credit Agreement, and any successor funding agent upon resignation of Funding Agent in accordance with the terms of the Credit Agreement, and any collateral assignee may rely on the representations, warranties and covenants of Fund provided herein.

The Company hereby collaterally assigns to Funding Agent, with full right of substitution, all rights, titles, powers and privileges granted to Company under this Agreement in order to secure the payment of Company’s Obligations under the Credit Agreement. Furthermore, upon the effectiveness of such collateral assignment by Company to Funding Agent, Company shall not grant any consent (discretionary or otherwise) without the written consent of Funding Agent.

(c)

Jurisdiction; Venue; WAIVER OF JURY TRIAL. Any suit, action or proceeding against Fund with respect to this Agreement or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, Fund hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or

Exhibit F - Page 6

proceeding. Fund hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by Company by registered or certified mail, postage prepaid, to Fund’s address set forth in Section 5 hereof. Fund hereby irrevocably waives any objections which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the courts located in the State of New York, Borough of Manhattan in New York City, and each hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. FUND HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

(d)	Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

(e)	Termination. On the earlier of the date (i) on which all LSA Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid, performed or discharged in full or (ii) the Credit Agreement has been terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect.

(f)	Survival of Representations and Warranties. All representations and warranties made hereunder shall survive the execution and delivery hereof, and shall continue in full force and effect as long as any LSA Obligation shall remain unpaid or unsatisfied.

(g)	No Waiver. No failure to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other further exercise thereof or other exercise of any other right.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGE(S) FOLLOWS.

Exhibit F - Page 7

Executed as of the date set forth above.

TCW DIRECT LENDING LLC

By:
Name:
Title:

TCW DL BRIDGE, LLC

By:
Name:
Title:

Signature Page to

Acknowledgement Agreement

EXHIBIT G

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

[RESERVED]

Exhibit G

EXHIBIT H

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

[RESERVED]

Exhibit H – Page 1

EXHIBIT I

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

[RESERVED]

Exhibit I – Page 1

EXHIBIT J

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

COMPLIANCE CERTIFICATE

FOR [                    ] ENDED [                    ]

DATE:             , 20

FUNDING AGENT:	Natixis, New York Branch

BORROWER:	TCW DL BRIDGE, LLC

This certificate is delivered under the Revolving Credit Agreement, dated as of September 22, 2014 (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”), among TCW DL Bridge, LLC (“Borrower”), Funding Agent, and the lenders and other parties party thereto. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is authorized to execute and deliver this certificate to Funding Agent on behalf of Borrower, and that as of [date at the end of the period indicated above] (the “Reporting Date”):

(a)	The undersigned has reviewed and is familiar with the terms and provisions of the Loan Documents and has made, or caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the account period covered by the attached financial statements, and no Event of Default or any Potential Default exists which has not been cured or waived (except the Events of Default or Potential Defaults, if any, together with the details of the actions that Borrower is taking or proposes to take with respect thereto, described on Annex A to this Certificate);

(b)	The financial statements of Borrower attached to this certificate fairly present in all material respects the financial condition of the Borrower Parties on the dates and for the periods indicated, on a consolidated basis, and with respect to fair value, in accordance with GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments;

(c)	Borrower is in compliance with Section 8.10 of the Credit Agreement, and calculations evidencing such status are as set forth on Annex B to this certificate; and

(d)	Except as set forth on Annex C to this certificate, to the knowledge of the undersigned: (i) all Investors have satisfied the conditions under Sections 5.01(a)(ix) and 8.05 of the Credit Agreement; and (iii) no Included Investor is subject to an Exclusion Event;

Exhibit J – Page 1

[Signature of Responsible Officer]

By:
Name:
Title:

Exhibit J – Page 2

ANNEX A

Annex A

ANNEX B

Annex B

ANNEX C

Annex C

EXHIBIT K

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

BORROWING BASE CERTIFICATE

            , 20

Natixis, New York Branch
1251 Avenue of the Americas, 4th Floor
New York, NY 10020
Attention:	Hank Sandlass
Telephone:	(212) 891-5868
Telecopy:	(212) 891-5780
Email: hank.sandlass@us.natixis.com

Ladies and Gentlemen:

This Borrowing Base Certificate is executed and delivered by TCW DL BRIDGE, LLC, a Delaware limited liability company (“Borrower”), to Natixis, New York Branch, as funding agent (“Funding Agent”), pursuant to Section 7.01(d) of that certain Revolving Credit Agreement, dated as of September 22, 2014 (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”), entered into by and among Borrower, Funding Agent, and the lenders party thereto. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

On and as of the date hereof, the Borrower hereby certifies that:

(i)	set forth on Schedule I to this Borrowing Base Certificate are: (i) the Capital Commitments of each Investor; (ii) the Unfunded Commitments of each Investor; and (iii) a calculation of the Available Commitment and Borrowing Base as of the date of this Borrowing Base Certificate; and

(ii)	the amount of Returned Capital is $ .

Exhibit K – Page 1

This Borrowing Base Certificate is executed on             , 20    .

BORROWER:

TCW DL BRIDGE, LLC

By:
Name:
Title:

Signature Page to

Borrowing Base Certificate

SCHEDULE I

Borrowing Base Investors	Capital Commitment	Unfunded Commitment
[NAMES]

Unfunded Commitments of Included Investors:	$	[A]
[A] multiplied by 90%:	$	[B]
Unfunded Commitments of Designated Investors:	$	[C]
[C] multiplied by 60%[3]:	$	[D]
Borrowing Base (sum of [B] and [D])		[E]

[3]	Subject to Aggregate Concentration Limit and Individual Concentration Limit

Schedule I

EXHIBIT L

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

[RESERVED]

Exhibit L – Page 1

EXHIBIT M

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

[RESERVED]

Exhibit M – Page 1

EXHIBIT N

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

[RESERVED]

Exhibit N – Page 1

EXHIBIT O

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

[RESERVED]

Exhibit O – Page 1

EXHIBIT P

to Revolving Credit Agreement

by and among

TCW DL BRIDGE, LLC,

Natixis, New York Branch, as Funding Agent,

and the Lenders party thereto

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of September 22, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among TCW DL Bridge, LLC, as borrower, Funding Agent, and the lenders party thereto.

Pursuant to the provisions of Section 4.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Funding Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN-E, if applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Funding Agent, and (2) the undersigned shall have at all times furnished Borrower and Funding Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

Exhibit P – Page 1

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of September 22, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among TCW DL Bridge, LLC, as borrower, Funding Agent, and the lenders party thereto.

Pursuant to the provisions of Section 4.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN-E, if applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

Exhibit P – Page 2

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of September 22, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among TCW DL Bridge, LLC, as borrower, Funding Agent, and the lenders party thereto.

Pursuant to the provisions of Section 4.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E, if applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN-E, if applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit P – Page 3

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of September 22, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among TCW DL Bridge, LLC, as borrower, Funding Agent, and the lenders party thereto.

Pursuant to the provisions of Section 4.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Funding Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E, if applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN-E, if applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Funding Agent, and (2) the undersigned shall have at all times furnished Borrower and Funding Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit P – Page 1